Exhibit 2.1

[***] Indicates confidential material that has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been separately filed with the Securities and Exchange Commission.

LIMITED LIABILITY COMPANY

AGREEMENT

OF

VERIZON VENTURES V LLC

(to be renamed “Verizon and Redbox Digital Entertainment Services, LLC”)

a Delaware Limited Liability Company

MEMBERSHIP INTERESTS IN VERIZON VENTURES V LLC, A DELAWARE LIMITED LIABILITY COMPANY, HAVE NOT BEEN REGISTERED WITH OR QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE. THE INTERESTS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE INTERESTS CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF VERIZON VENTURES V LLC AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

Dated as of February 3, 2012

2.30	“Event Measurement Date”	8
2.31	“Event(s) of Default”	8
2.32	“Fair Market Value”	8
2.33	“FiOS TV”	8
2.34	“Gross Asset Value”	9
2.35	“Incremental Directly Allocable Costs”	10
2.36	“Independent Appraiser”	10
2.37	“Indemnitee”	10
2.38	“Initial Capital Contribution”	10
2.39	“Initiating Member”	10
2.40	“Interest”	10
2.41	“IPO Event”	10
2.42	“Liabilities”	10
2.43	“Liquidator”	10
2.44	“Mandatory Capital Contributions Cap”	10
2.45	“Majority in Interest”	11
2.46	“Malfeasance”	11
2.47	“Manager(s)”	11
2.48	“Member Minimum Gain”	11
2.49	“Member Nonrecourse Debt”	11
2.50	“Member Nonrecourse Deductions”	11
2.51	“Member(s)”	11
2.52	“Membership Interest” or “Interest”	11
2.53	“Net Income” or “Net Loss”	12
2.54	“Non-Contributing Member(s)”	12
2.55	“Non-Defaulting Member(s)”	13
2.56	“Non-Initiating Member”	13
2.57	“Non-Managing Member”	13
2.58	“Nonrecourse Deductions”	13
2.59	“Nonrecourse Liability”	13
2.60	“Notice Period”	13
2.61	“Officer(s)”	13
2.62	“OTT Service”	13
2.63	“Parent Entity”	14
2.64	“Percentage Interest”	14
2.65	“Permitted Transferees”	14
2.66	“Person”	14
2.67	“Public Launch Date”	14
2.68	“Qualified Programming”	14
2.69	“Reasonable Reserves”	14
2.70	“Redbox”	14
2.71	“Redbox Brand”	15
2.72	“Redbox Trademark Agreement”	15
2.73	“Regulations”	15
2.74	“Regulatory Allocations”	15
2.75	“Responsible Party”	15

2.76	“Restricted Party”	15
2.77	“Right of First Refusal”	15
2.78	“Significant Default”	15
2.79	“Subscribers”	15
2.80	“Specific Programming Service”	15
2.81	“Subscriber Threshold”	16
2.82	“Substitute Member”	16
2.83	“Supplemental Capital Contributions Cap”	16
2.84	“Supplemental Contributions”	16
2.85	“Supplemental Non-Contributing Member”	16
2.86	“Supermajority in Interest”	16
2.87	“Territory”	16
2.88	“Transfer”	16
2.89	“Triggering Event Content Agreement”	16
2.90	“Unaffiliated Entity”	17
2.91	“Verizon”	17
2.92	“Verizon Brand”	17
2.93	“Verizon Market Area”	17
2.94	“Verizon Trademark Agreement”	17
2.95	“Verizon Wireless”	17
2.96	“Voluntary Capital Contribution”	17

ARTICLE 3. CAPITAL; CAPITAL ACCOUNTS AND MEMBERS		18

3.1	Initial Capital Contributions	18
3.2	Additional Capital Contributions by Members	18
3.3	Capital Accounts	20
3.4	Additional Members; New Class of Interests	20
3.5	Member Capital	21
3.6	Member Loans	21
3.7	Liability of Members	21
3.8	Event of Default	21

ARTICLE 4. DISTRIBUTIONS		22

4.1	Distributions Generally	22
4.2	Distributions of Available Assets	23
4.3	Distribution Adjustments	23
4.4	Distributions Upon Liquidation	23
4.5	Withholding	23
4.6	Distributions in Kind	24
4.7	Cash Distribution Policy	24
4.8	Limitations on Distributions	24

ARTICLE 5. ALLOCATIONS OF NET PROFITS AND NET LOSSES		24

5.1	General Allocation of Net Income and Losses	24
5.2	Regulatory Allocations	25
5.3	Tax Allocations	26
5.4	Other Provisions	26

ARTICLE 6. OPERATIONS		27

6.1	Management	27
6.2	Board of Managers	28
6.3	Limitations on Authority of the Board of Managers	29
6.4	Officers	32
6.5	Reimbursement and Remuneration	32
6.6	Reliance by Third Parties	33
6.7	Budget and Business Plan	33
6.8	Records and Reports; Audits	34
6.9	Indemnification and Liability of the Members	36
6.10	Vote by Members	38
6.11	No Fiduciary Duties	38

ARTICLE 7. SCOPE OF VENTURE		39

7.1	Other Activities	39
7.2	Exclusivity	39
7.3	Exclusions From the Venture	40

ARTICLE 8. INTERESTS AND TRANSFERS OF INTERESTS		41

8.1	Transfers and Encumbrances	41
8.2	Substitute Members	41
8.3	Further Restrictions	42
8.4	Admissions and Withdrawals	43
8.5	Interest Upon Withdrawal of Member	43
8.6	Withdrawal of Members	43
8.7	Right of First Refusal	43
8.8	Conversion of Membership Interest	45
8.9	Change in Ownership	45
8.10	Put and Call Rights	46
8.11	Early Put or Withdrawal	48

ARTICLE 9. DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY		48

9.1	Limitations	48
9.2	Exclusive Causes	48
9.3	Effect of Dissolution	49
9.4	No Capital Contribution Upon Dissolution	49
9.5	Liquidation	49

ARTICLE 10. MISCELLANEOUS		50

10.1	Appointment of Board of Managers as Attorney-in-Fact	50
10.2	Amendments	51
10.3	Member Representations and Warranties	51
10.4	Accounting and Fiscal Year	52
10.5	Meetings	52
10.6	Entire Agreement	53
10.7	Further Assurances	53
10.8	Notices	53
10.9	Tax Matters	53
10.10	Governing Law	53
10.11	Construction	54
10.12	Interpretation	54
10.13	Binding Effect	54
10.14	Severability	54
10.15	Confidentiality	54
10.16	Interpretation	55
10.17	No Third Party Beneficiaries	55
10.18	No Right of Offset	55
10.19	Counterparts	55
10.20	Jurisdiction / Waiver of Jury Trial	55
10.21	Injunctive Relief and Enforcement	56
10.22	Survival	56

EXHIBITS:

Exhibit A	Members and Percentage Interests
Exhibit B	Address and Registered Agent

LIMITED LIABILITY COMPANY AGREEMENT

VERIZON VENTURES V LLC

(to be renamed “Verizon and Redbox Digital Entertainment Services, LLC”)

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of VERIZON VENTURES V LLC (to be renamed Verizon and Redbox Digital Entertainment Services, LLC pursuant to Section 1.2(a) below) (the “Company”) is made and entered into as of the 3rd day of February, 2012, by and between Verizon Ventures IV LLC (“Verizon”) and Redbox Automated Retail, LLC (“Redbox”). Verizon and Redbox are collectively referred to herein as “Members” and each individually referred to as a “Member.” The Company is a limited liability company organized under the Delaware Limited Liability Company Act 6 Del. C. §18-101, et seq., as amended (the “Act”).

RECITALS

WHEREAS, Verizon (with its Affiliates) is a global leader in delivering innovative communications, information and entertainment and offers voice, data and video products and services over intelligent wireless, broadband and global IP networks;

WHEREAS, Redbox (with its Affiliates) is a leading national brand for the rental of DVDs and Blu-ray discs, with thousands of self-service, interactive rental kiosks located at leading restaurants, convenience and grocery stores throughout the United States; and

WHEREAS, Verizon and Redbox desire to enter into this Agreement to set forth their rights and liabilities, to provide for the formation, funding, and management of the Company, which will develop, launch, market and operate a nationwide video distribution service providing consumers with access to video programming content delivered via broadband networks to video-enabled viewing devices and to physical DVDs from DVD rental kiosks, and to provide for certain other matters, all as permitted under the Act.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby agreed and acknowledged, the parties hereto agree as follows:

ARTICLE 1.

ORGANIZATIONAL MATTERS

1.1 Formation. The Members hereby form the Company under the Act for the purposes and upon the terms and conditions hereinafter set forth. The rights and liabilities of the Members of the Company shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern.

1.2 Name; Brand

(a) The name of the Company is Verizon Ventures V LLC, provided however that promptly after the public announcement by the Members regarding the formation of the Company, the name of the Company shall be changed by the Members to “Verizon and Redbox Digital Entertainment Services, LLC”. Subject to the terms and conditions of the Redbox Trademark Agreement and Verizon Trademark Agreement, (i) the Company may also conduct business at the same time under one or more fictitious names if the Board of Managers determines that such is in the best interests of the Company, and (ii) the Board of Managers may change the name of the Company, from time-to-time, in accordance with applicable law.

(b) Unless the Member or its Affiliate owning the respective Redbox Brand or Verizon Brand agrees otherwise in writing with respect to its brand, but in any case in accordance with the Redbox Trademark Agreement and Verizon Trademark Agreement, as applicable, the Redbox Brand and the Verizon Brand shall each be prominently featured in connection with the Company’s marketing and provision of products and services related to the Business Purpose.

1.3 Principal Place of Business; Other Places of Business. The principal place of business of the Company shall be located at such place within or outside the State of Delaware as the Board of Managers may from time-to-time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Board of Managers deems advisable.

1.4 Business Purpose. The principal purpose of the Company is to develop, launch, market and operate nationwide OTT Services providing consumers with access to video programming content, including linear content, delivered via broadband networks to video-enabled viewing devices and offering rental of physical DVDs and Blu-ray discs from DVD rental kiosks (together with all activities, services and objects directly and reasonably related thereto, the “Business Purpose”). The Company may also engage in any and all other lawful business, purpose or activity related thereto in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

1.5 Certificate of Formation; Filings. The Board of Managers shall cause to be executed and filed a Certificate of Formation (the “Certificate”) in the Office of the Delaware Secretary of State as required by the Act. The Board of Managers may execute and file any duly authorized amendments to the Certificate from time-to-time in a form prescribed by the Act. The Board of Managers shall also cause to be made, on behalf of the Company, such additional filings and recordings as the Board of Managers shall deem necessary or advisable.

1.6 Fictitious Business Name Statements. Following the execution of this Agreement, fictitious business name statements shall be filed and published when and if the Board of Managers determines it is necessary. Any such statement shall be renewed as required by applicable law.

1.7 Designated Agent for Service of Process. So long as required by the Act, the Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware. As of the date of this Agreement, the address of the registered office of the Company in the State of Delaware, and the Company’s registered agent for service of process at such address is as set forth in Exhibit B.

1.8 Term. The Company shall commence on the date that the Certificate is filed with the Office of the Delaware Secretary of State, and shall continue until terminated pursuant to this Agreement.

1.9 Joinders. Each Member will deliver concurrently with the execution of this Agreement a joinder agreement, which will provide that such Member’s Parent Entity agrees to be bound by the terms (as applicable) set forth in Article 7.

ARTICLE 2.

DEFINITIONS

Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings

2.1 “Act” is defined in the Preamble.

2.2 “Actions” is defined in Section 6.9.1.

2.3 “Additional Member(s)” means those Persons admitted to the Company pursuant to Section 3.4 of this Agreement.

2.4 “Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a) increase such Capital Account by any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(i)(5) and 1.704-2(g)(1); and

(b) decrease such Capital Account by such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

2.5 “Affiliate” means, with respect to a Member, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Member, where “control” means (a) having a majority of voting rights or the right to appoint or remove a majority of the board of directors or similar managing body, or (b) for all uses of such defined term in this Agreement other than as used in Section 7.2, having the ability to direct or control, directly or indirectly, the management and policies of such Person, whether through voting rights, by contract or otherwise.

2.6 “Agreement” is defined in the Preamble, as the same may be amended from time-to-time.

2.7 “Ancillary Agreements” means each of the agreements described in Schedule 2.7, including those agreements entered into concurrently with this Agreement and those additional agreements to be finalized, approved (pursuant to the terms of this Agreement) and entered into within a specified time period after the date of this Agreement all as set forth in Schedule 2.7.

2.8 “Applicable Approval Level” means Supermajority in Interest, provided however that if a Member owns less than 25% of the Membership Interests in the Company and such Member has timely and fully made each Supplemental Contribution when and as requested by the Board of Managers then Applicable Approval Level shall mean Elevated Supermajority in Interest.

2.9 “Available Assets” means, with respect to any fiscal year or other applicable period, all Company assets available for distribution, after deducting amounts determined to be reasonable or necessary for the payment of current operating expenses, payments required to be made on a current basis in connection with any loan(s) to the Company or any other payment obligation required to be made on a current basis that is secured by a lien on any Company assets, payments for other current Company expenses and capital expenditures provided for in the Business Plan, as well as any Reasonable Reserves.

2.10 “Bankruptcy” means the occurrence of any event described in Section 18-304 of the Act.

2.11 “Board of Managers” means the Board of Managers of the Company established in accordance with Section 6.2.

2.12 “Budget” is defined in Section 6.7.1.

2.13 “Business Plan” is defined in Section 6.7.2.

2.14 “Business Purpose” is defined in Section 1.4.

2.15 “Capital Account” means the Capital Account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be added (i) such Member’s Capital Contributions, (ii) such Member’s allocable share of Net Income and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b) From each Member’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any Company assets (other than cash) distributed to such Member (other than any payment of principal and/or interest to such Member pursuant to the terms of a loan made by the Member to the Company) pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Net Loss and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement, and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c) In the event any Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest.

(d) For the avoidance of doubt and without duplication under any other provision of this Agreement, if the Gross Asset Values of Company assets are adjusted upon the occurrence of certain events described in clause (b) of Section 2.34, the Board of Managers shall take into account any resulting Net Income or Net Loss to adjust the Capital Accounts of the Members immediately prior to the occurrence of the event causing such adjustment

(e) In determining the amount of any liability for purposes of clauses (a) and (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(f) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Board of Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the Board of Managers may make such modification. The Board of Managers shall also make (i) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.

2.16 “Capital Contributions” means, with respect to any Member at any time, the aggregate amount of money and the initial Gross Asset Value of property (other than cash) contributed to the Company by such Member as of such time.

2.17 “Cash Available for Distribution” means all Company cash (excluding the proceeds from Capital Contributions by any Member and proceeds of Company loans or borrowing), after deducting payments for current operating expenses, payments required to be made on a current basis in connection with any loan to the Company or any other payment obligation required to be made on a current basis that is secured by a lien on any Company assets, payments for other current Company expenses and capital expenditures provided for in the Business Plan, and any Reasonable Reserves.

2.18 “Certificate” means the Certificate of Formation of the Company filed under the Act in the Office of the Delaware Secretary of State for the purpose of forming the Company as a Delaware limited liability company, and any duly authorized, executed and filed amendments or restatements thereof.

2.19 “Code” means the Internal Revenue Code of 1986, as amended from time-to-time (or any corresponding provisions of succeeding law).

2.20 “Company” is defined in the Preamble.

2.21 “Change in Ownership” is defined in Section 8.9.1.

2.22 “Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

2.23 “Content Agreement” means any agreement pursuant to which the Company acquires or licenses rights for video programming content.

2.24 “Control Entity” is defined in Section 8.9.1.

2.25 “Defaulting Member” is defined in Section 3.8.1.

2.26 “Depreciation” means, for each fiscal year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

2.27 “Economic Interest” means a Person’s right to share in the Net Income, Net Loss, or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote, appoint Managers or otherwise to participate in the management of the Company, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.

2.28 “Elevated Supermajority in Interest” means Member(s) holding, in the aggregate, more than 82.5% of the Percentage Interests held by all Members of the Company.

2.29 “Encumbrance” means a pledge, alienation, mortgage, hypothecation, encumbrance or similar collateral assignment by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings).

2.30 “Event Measurement Date” means the date that is 24 months after the Public Launch Date.

2.31 “Event(s) of Default” is defined in Section 3.8.1.

2.32 “Fair Market Value” means, for all purposes of this Agreement, the fair market value of the equity interest (assuming fully distributed public market trading value which, for clarity, shall not involve the application of any premiums or discounts for change of control, controlling interests or minority interests) or asset in question, determined as follows: (a) the Members shall seek to reach agreement of such value within a reasonable period of time after notice from any Member of the need to determine such value (not to exceed fifteen (15) business days), and (b) if the Members fail to secure such approval within such period of time, then the Members shall engage an Independent Appraiser reasonably and jointly selected by Verizon and Redbox, or if Verizon and Redbox fail to select such an appraiser, an Independent Appraiser shall be appointed following a petition by Verizon or Redbox to the American Arbitration Association to appoint such an appraiser by selecting a name from one of the lists of 3 names of Independent Appraisers to be submitted by each of Verizon and Redbox, and, except as otherwise expressly provided herein, the Members shall be bound by the determination of any such appraiser, which shall be delivered within 45 days of the appraiser’s selection or appointment. The Members shall equally share in the cost and expenses associated with such an appraiser.

2.33 “FiOS TV” means Verizon’s or its Affiliate’s multichannel linear and on-demand video distribution service currently known as FiOS TV (including products, services and functionality that are currently or in the future made available to FiOS TV customers) (a) via wireline technology within the Verizon Market Area; and (b) offered in areas outside the Verizon Market Area to the extent that the programming offered on such service is Qualified Programming.

2.34 “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset.

(b) The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described in subparagraphs (i) through (iv) hereof below shall be adjusted to equal their respective gross Fair Market Values, as of the following times:

(i) the acquisition of an interest in the Company by a new or existing Member in exchange for more than a de minimis Capital Contribution, provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (b)(i) if the Board of Managers reasonably determines that such adjustment is not necessary or appropriate to reflect the relative Economic Interests of the Members of the Company;

(ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an Interest in the Company, provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (b)(ii) if the Board of Managers reasonably determines that such adjustment is not necessary or appropriate to reflect the relative Economic Interests of the Members of the Company;

(iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iv) the grant of an Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company; and

(v) at such other times as the Board of Managers shall reasonably determine necessary or advisable.

(c) The Gross Asset Value of any Company asset distributed to a Member shall be the gross Fair Market Value of such asset on the date of distribution.

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Board of Managers reasonably determines that an adjustment pursuant to subparagraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e) If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Loss.

2.35 “Incremental Directly Allocable Costs” means the direct costs, over and above the costs already payable by the Member or its Affiliate(s) to procure the products or services at issue for itself and/or its Affiliates, that are payable by the Member or its Affiliate(s) in order to provide such products or services to the Company.

2.36 “Independent Appraiser” means a nationally recognized third party appraiser who, as of the time of the selection of an appraiser as provided in Section 2.32 (a) is not then employed by any Member (or any of their Affiliates), and (b) has not, in the three years prior to such determination, provided an aggregate of more than $500,000 worth of service to any Member (or any of their Affiliates).

2.37 “Indemnitee” is defined in Section 6.9.1.

2.38 “Initial Capital Contribution” is defined in Schedule 2.38.

2.39 “Initiating Member” is defined in Section 8.7.

2.40 “Interest” means a Membership Interest.

2.41 “IPO Event” means a Member’s first underwritten public offering of its common stock or equivalent equity securities under the Securities Act of 1934, as amended.

2.42 “Liabilities” is defined in Section 6.9.1.

2.43 “Liquidator” is defined in Section 9.5.1.

2.44 “Mandatory Capital Contributions Cap” is defined in Schedule 2.44.

2.45 “Majority in Interest” means Members holding, in the aggregate, a majority (at least 50.1%) of the Percentage Interests held by all Members of the Company.

2.46 “Malfeasance” means with respect to any Person, any act or omission which constitutes fraud, bad faith, willful misconduct or gross negligence.

2.47 “Manager(s)” is defined in Section 6.2.1.

2.48 “Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i) with respect to “partner minimum gain.”

2.49 “Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

2.50 “Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

2.51 “Member(s)” means the Person(s) owning Membership Interests, including any Substitute Members and any Additional Members, with each Member being referred to, individually, as a “Member.”

2.52 “Membership Interest” or “Interest” means the entire ownership interest of a Member in the Company at any particular time, including without limitation, the Member’s Economic Interest, any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement. Interests shall be allocated according to the Percentage Interests of the Members, as initially indicated on Exhibit A attached hereto, and as adjusted from time to time as provided for in this Agreement.

2.53 “Net Income” or “Net Loss” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss, as the case may be, for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss, as applicable), with the following adjustments:

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this Section 2.53 shall be added to such taxable income or loss;

(b) any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this Section 2.53, shall be subtracted from such taxable income or loss;

(c) if the Gross Asset Value of any Company asset is adjusted in accordance with clause (b) or (c) of Section 2.34, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss in accordance with the terms of this Agreement;

(d) gain or loss resulting from any disposition of Company assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year;

(f) to the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Income and Net Loss, as applicable; and

(g) notwithstanding any other provision of this Section 2.53, any items which are specially allocated pursuant to Section 5.2 hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Article 5 hereof shall be determined by applying rules analogous to those set forth in this Section 2.53.

2.54 “Non-Contributing Member(s)” is defined in Section 3.2.4.

2.55 “Non-Defaulting Member(s)” is defined in Section 3.8.1.

2.56 “Non-Initiating Member” is defined in Section 8.7.2.

2.57 “Non-Managing Member” means a Person with only Economic Interests in the Company, who has a right to share in the Net Income, Net Loss, or similar items of, and to receive distributions from, the Company, but who has no other rights of a Member including, without limitation, the right to vote, appoint Managers, or otherwise to participate in the management of the Company, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.

2.58 “Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

2.59 “Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

2.60 “Notice Period” is defined in Section 8.7.2.

2.61 “Officer(s)” is defined in Section 6.4.

2.62 “OTT Service” means, an on-demand digital video distribution service, other than FiOS TV, whereby video content from multiple programming sources is licensed and aggregated together in one or more tiers or packages, offered to customers on a free, subscription or transactional (i.e., electronic-sell-through or rental) basis, and delivered on a streaming and/or download basis over an Internet Network whereby the customer’s purchase of such video service may be bundled with but is not dependent upon such customer’s purchase of Internet Network service (whether or not the Internet Network over which the content is accessed by such customer is owned and/or operated by the video service provider). For purposes of this definition, “Internet Network” refers to any wireline or wireless Internet networks, including Internet Protocol-based networks, or any other similar network developed after the date of this Agreement for the general purpose of accessing and downloading data via the Internet. For clarity, OTT Service shall not include a Specific Programming Service.

2.63 “Parent Entity” is defined in Section 8.9.1.

2.64 “Percentage Interest” means, with respect to each Member, the ownership percentage as set forth opposite such Member’s name on Exhibit A attached hereto, as the same may be amended, adjusted or otherwise modified from time-to-time in accordance with this Agreement.

2.65 “Permitted Transferees” means, with respect to a Member, (a) any Person that, directly or indirectly, through one or more intermediaries, is wholly owned by the same ultimate parent company that controls such Member, and (b) the ultimate parent company that controls such Member; provided, however, that in no event shall Verizon Wireless or any Person controlled by Verizon Wireless be considered a Permitted Transferee hereunder without the prior written consent of each Member.

2.66 “Person” means and includes an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof or any other legal entity.

2.67 “Public Launch Date” means the date on which the Company first makes video distribution services publicly available to Subscribers on a paying basis.

2.68 “Qualified Programming” is defined in Schedule 2.68.

2.69 “Reasonable Reserves” means an amount of funds set aside or amounts allocated to reserves for the Company as reasonably determined by the Board of Managers, not to exceed the then-current expected total for six (6) months of (a) working capital and other expenditures consistent with the applicable Business Plan or Budget, and (b) taxes, insurance, debt service, and other costs or expenses incident to the conduct of business by the Company.

2.70 “Redbox” is defined in the preamble of this Agreement.

2.71 “Redbox Brand” means the REDBOX trademark and derivation(s) thereof specified for use by the Company as set forth in the Redbox Trademark Agreement and as may be further defined in any co-branding agreement or equivalent entered into by and among the Members and the Company.

2.72 “Redbox Trademark Agreement” means that certain Trademark License Agreement by and between Redbox and the Company entered into in connection with this Agreement.

2.73 “Regulations” means proposed, temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time-to-time (including corresponding provisions of succeeding Treasury Regulations).

2.74 “Regulatory Allocations” is defined in Section 5.2.8.

2.75 “Responsible Party” is defined in Section 6.9.6.

2.76 “Restricted Party” is defined in Schedule 2.76.

2.77 “Right of First Refusal” is defined in Section 8.7.

2.78 “Significant Default” shall occur if (a) similar or related Events of Default occur more than two times with respect to the same Defaulting Member, or (b) the Event of Default (or aggregate of all Events of Default) involves an amount of failed required additional Capital Contribution equal to or greater than the amount set forth in Schedule 2.78.

2.79 “Subscribers” means, as of any date, the then-current paying subscribers to the video distribution services of the Company.

2.80 “Specific Programming Service” is defined in Schedule 2.80.

2.81 “Subscriber Threshold” is defined in Schedule 2.81.

2.82 “Substitute Member” means any Person to whom a Member (or assignee thereof) Transfers all or any part of its Interest in the Company pursuant to Section 8.1 of this Agreement.

2.83 “Supplemental Capital Contributions Cap” is defined in Schedule 2.83.

2.84 “Supplemental Contributions” is defined in Section 3.2.3.

2.85 “Supplemental Non-Contributing Member” is defined in Section 3.2.3.

2.86 “Supermajority in Interest” means Members holding, in the aggregate, more than 75% of the Percentage Interests held by all Members of the Company.

2.87 “Territory” means the United States of America, excluding its possessions and territories.

2.88 “Transfer” means a sale, transfer, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon an Encumbrance or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings). The term “Transferred” shall have a correlative meaning.

2.89 “Triggering Event Content Agreement” means any Content Agreement:

(a) (i) that requires aggregate upfront payments and/or minimum guarantees in an amount in excess of the amount set forth on Schedule 2.89, and (ii) with respect to which the Board of Managers requests Voluntary Capital Contributions from the Members in such an amount that if any Member then owning at least twenty-five percent (25%) Membership Interest elects not to participate in such Voluntary Capital Contribution the Percentage Interest of such non-participating Member will decrease to below twenty five percent (25%); or

(b) with respect to which the Board of Managers request Voluntary Capital Contributions from the Members in such an amount that if the Anti-Dilution Floor is applicable, if any Member then owning at least ten percent (10%) Membership Interest elects not to participate in such Voluntary Capital Contribution, the Percentage Interest of such non-participating Member would decrease to below ten percent (10%), but for the application of the Anti-Dilution Floor.

2.90 “Unaffiliated Entity” is defined in Section 8.9.1.

2.91 “Verizon” means as defined in the preamble of this Agreement.

2.92 “Verizon Brand” means the VERIZON trademark and derivation(s) thereof specified for use by the Company as set forth in the Verizon Trademark Agreement.

2.93 “Verizon Market Area” means all geographic market areas in which Verizon or any of its Affiliate(s) offers wireline (e.g., copper wire, cable, fiber optic, etc.) telecommunication services to customers.

2.94 “Verizon Trademark Agreement” means that certain Trademark License Agreement by and between Verizon and the Company entered into in connection with this Agreement.

2.95 “Verizon Wireless” means Cellco Partnership d/b/a Verizon Wireless, together with each and every Person directly or indirectly controlled by Verizon Wireless.

2.96 “Voluntary Capital Contribution” is defined in Section 3.2.4.

ARTICLE 3.

CAPITAL; CAPITAL ACCOUNTS AND MEMBERS

3.1 Initial Capital Contributions. The names, addresses and initial Percentage Interests of the Members are set forth on Exhibit A, which shall be amended as necessary to reflect any changes in the Members’ respective Percentage Interests pursuant to the terms of this Agreement. All Members acknowledge and agree that the initial Capital Contributions set forth on Schedule 2.38 represent the amount of cash and the Gross Asset Value of all property (other than cash) initially contributed by the Members. Within ten (10) days business after the date of this Agreement, or such later date requested by the Board of Managers, each of Verizon and Redbox shall make the Initial Capital Contributions in cash by wire transfer of immediately available funds.

3.2 Additional Capital Contributions by Members.

3.2.1 Additional Contributions. Except as otherwise required by law or pursuant to Sections 3.2.2, 3.2.3 or 3.2.4 no Member shall be permitted or required to make any additional Capital Contributions to the Company. The Members’ aggregate Capital Contributions (including additional Capital Contributions) shall at all times be set forth on the Company’s books and records.

3.2.2 Mandatory Contributions. As reasonably determined by the Board of Managers from time-to-time to satisfy the capital needs (or other needs) of the Company, the Board of Managers may provide written notice to each Member requiring each Member to make additional Capital Contributions on such terms and conditions as the Board of Managers may reasonably determine in order to satisfy capital needs (or other needs) of the Company consistent with the Business Plan, applicable Budget, or other transaction approved by the Members or Board of Managers pursuant to the terms of this Agreement; provided, however, that any such demand shall be made to the Members pro rata according to their relative Percentage Interests at the time such request is made and on the same terms and conditions for all Members. The Members shall make such Capital Contributions in cash by wire transfer of immediately available funds, no later than ten (10) business days after such notice. Notwithstanding the foregoing, the mandatory Capital Contributions for all Members in aggregate (including the Initial Capital Contributions) shall not exceed the Mandatory Capital Contributions Cap.

3.2.3 Supplemental Contributions. As reasonably determined by the Board of Managers from time-to-time to satisfy the capital needs (or other needs) of the Company, the Board of Managers may provide written notice to each Member requesting each Member to make additional Capital Contributions in excess of the Mandatory Capital Contributions Cap (which, up to the Supplemental Contributions Cap, are referred to herein as “Supplemental Contributions”) on such terms and conditions as the Board of Managers may reasonably determine in order to satisfy capital needs (or other needs) of the Company consistent with the Business Plan, applicable Budget, or other transaction approved by the Members or Board of Managers pursuant to the terms of this Agreement; provided, however, that any such request shall be made to the Members pro rata according to their relative Percentage Interests at the time such request is made and on the same terms and conditions for all Members. The Members shall make such Capital Contributions in cash by wire transfer of immediately available funds, no later than ten (10) business days after such notice. Notwithstanding the foregoing, the Supplemental Contributions for all Members in aggregate shall not exceed the Supplemental Capital Contributions Cap, which amount shall be in addition to the Mandatory Capital Contributions Cap. In the event that any Member (“Supplemental Non-Contributing Member”) fails to timely make a Supplemental Contribution in response to a request pursuant to this Section 3.2.3, then the following shall apply:

(a) Each of the other Member(s) shall have the option (including via any Affiliate of each such Member (other than Verizon Wireless), which Affiliate shall then be admitted as a Member of the Company) to make its respective requested Supplemental Contribution as well as all or less than all of the requested additional Supplemental Contribution not made, whether in whole or in part, by each Supplemental Non-Contributing Member, in which case the Board of Managers shall cause the Company’s books and records to be updated to reflect such additional Supplemental Contribution, the addition of any contributing Affiliate of a Member (other than Verizon Wireless) as a new Member of the Company, and the corresponding changes to the Members’ Percentage Interests and Membership Interests based on the Capital Account balance of such Member divided by the total Capital Account balances of all Members; and

(b) Section 3.2.4(c) (Anti-Dilution Floor) shall thereafter no longer apply with respect to such Supplemental Non-Contributing Member.

3.2.4 Voluntary Contributions. As reasonably determined by the Board of Managers from time-to-time the Board of Managers may provide written notice to each Member requesting each Member to make additional Capital Contributions in excess of the Supplemental Capital Contributions Cap (“Voluntary Capital Contribution”) in order to satisfy capital needs (or other needs) of the Company consistent with the Business Plan, applicable Annual Budget, or other transaction approved by the Members or Board of Managers pursuant to the terms of this Agreement (subject to Section 6.3.4). Any such request shall be made to the Members pro rata according to their relative Percentage Interests at the time such request is made and on the same terms and conditions for all Members. In the event that any Member (“Non-Contributing Member”) elects to not make a Voluntary Capital Contribution in response to a request pursuant to this Section 3.2.4, then (subject to Section 6.3.4) the following shall apply:

(a) Each of the other Member(s) shall have the option (including via any Affiliate of each such Member (other than Verizon Wireless), which Affiliate shall then be admitted as a Member of the Company) to make its respective requested Voluntary Capital Contribution as well as all or less than all of the requested additional Voluntary Capital Contribution not made, whether in whole or in part, by each Non-Contributing Member, in which case the Board of Managers shall cause the Company’s books and records to be updated to reflect such additional Voluntary Capital Contribution, the addition of any contributing Affiliate of a Member (other than Verizon Wireless) as a new Member of the Company, and the corresponding changes to the Members’ Percentage Interests and Membership Interests based on the ratio of the Capital Account balance of such Member divided by the total Capital Account balances of all Members; and

(b) If, as a result of a Non-Contributing Member’s failure to make a Voluntary Capital Contribution, such Non-Contributing Member’s Percentage Interest falls below twenty five percent (25%) (“Triggering Contribution Event”), then the Non-Contributing Member shall have an option exercisable (up to three separate times, each after a Triggering Contribution Event) at any time within six (6) months after the applicable Triggering Contribution Event (“Trigger Event Period”) to purchase the portion of the Membership Interests from the Member(s) (or their Affiliate, as applicable) who made the Voluntary Capital Contribution in lieu of the Non-Contributing Member up to (but not greater than) the amount of Membership Interests that the Non-Contributing Member would have purchased had it fully participated in such Voluntary Capital Contribution on a pro rata basis (“Non-participating Portion”). The purchase price for such Non-participating Portion shall equal the amount of the Voluntary Capital Contribution corresponding to such Membership Interest plus interest on such amount equal to 110% of the average cost of debt for the ultimate parent company of the Non-Contributing Member, as reflected in its most recent SEC filings (as applicable), compounded daily based on a year of 360 days and the actual number of days elapsed. During the Trigger Event Period this Agreement may not be amended in any manner that removes or modifies in any respect the items hereunder that require approval of a Supermajority in Interest (or Applicable Approval Level) without the approval of all Members who together held a Supermajority in Interest (or Applicable Approval Level, as applicable) immediately prior to the Trigger Contribution Event.

(c) If the Non-Contributing Member has timely and fully made each Supplemental Contribution when and as requested by the Board of Managers, then in no event shall any Voluntary Capital Contribution(s) be permitted to the extent that such would cause such Non-Contributing Member’s Percentage Interest to fall below ten percent (10%) (“Anti-Dilution Floor”) without the prior written consent of such Member so affected.

3.3 Capital Accounts. A Capital Account shall be established and maintained for each Member in accordance with the terms of this Agreement.

3.4 Additional Members; New Class of Interests. Following formation of the Company, the Company is hereby authorized to issue Interests in the Company, including a new class or classes of Interests in the Company, and to admit one or more recipients of such Interests as additional Members (“Additional Member(s)”) provided, however, that the Additional Member(s) are approved by a Supermajority in Interest. As a condition to being admitted to the Company, each Additional Member shall execute an agreement to be bound by the terms and conditions of this Agreement. Upon its execution of an agreement to be bound by the terms and conditions of this Agreement and any other instruments required by the Board of Managers, each such Additional Member shall be deemed admitted to the Company as a Member of the Company.

3.5 Member Capital. Except as otherwise provided in this Agreement or with the prior written consent of the Board of Managers: (a) no Member shall demand or be entitled to receive a return of, or interest on, its Capital Contributions or Capital Account, and (b) no Member shall withdraw any portion of its Capital Contributions or receive any distributions from the Company as a return of capital on account of such Capital Contributions.

3.6 Member Loans. No Member shall be required or permitted to make any other loans or otherwise lend any funds to, act as a surety or endorser for, assume one or more specific obligations of, provide collateral for, or enter into other credit, guarantee, financing or refinancing arrangements with, the Company. Notwithstanding the foregoing, any Member or Members shall be permitted (but not required) to make loans to the Company to the extent the Board of Managers (a) reasonably determines that such loans are necessary or advisable for the business of the Company, and (b) offers the Members the option to participate in such loan pro rata according to their relative Percentage Interests at the time such offer is made and on the same terms and conditions for all Members. Any such loan shall be on terms and conditions reasonably comparable as those available from commercial lenders. No loans made by any Member to the Company shall have any effect on such Member’s Percentage Interest, such loans representing a debt of the Company payable or collectible solely from the assets of the Company in accordance with the terms and conditions upon which such loans were made. In the event that any Member declines to provide any portion of its pro rata share of the loan, the other Members may, but shall not be required to, fund all or less than all of the unfunded portion on the same terms and conditions.

3.7 Liability of Members. Except as otherwise required by any non-waivable provision of the Act or other applicable law: (a) no Member shall be liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort, or otherwise solely by reason of being a Member of the Company, and (b) no Member shall in any event have any liability whatsoever in excess of (i) the amount of its Capital Contributions, (ii) without duplication, its share of any assets and undistributed profits of the Company, (iii) the amount of any unconditional obligation of such Member to make additional Capital Contributions to the Company pursuant to this Agreement, and (iv) the amount of any wrongful distribution to such Member, if, and only to the extent, such Member has actual knowledge (at the time of the distribution) that such distribution is made in violation of Sections 18-607 and 18-804 of the Act.

3.8 Event of Default.

3.8.1 The failure by, or with respect to, a Member (the “Defaulting Member,” and the other non-defaulting Member(s) shall be referred to herein as “Non-Defaulting Member(s)”) to make any required additional Capital Contribution pursuant to Section 3.2.2 and a continuation of such failure for more than ten (10) business days after written notice from either the Company or a Non-Defaulting Member to the Defaulting Member that such Member has failed to make the required additional Capital Contribution shall constitute “Event(s) of Default” hereunder.

3.8.2 Upon the occurrence of an Event of Default, the Interest and status of such Defaulting Member shall be subject to the following consequences and penalties as determined in the sole and absolute discretion of the Non-Defaulting Member(s), including without limitation all other remedies which the Company or the other such Member(s) may have at law or in equity or under any other agreement:

(a) the Membership Interest of the Defaulting Member shall be converted into an Economic Interest only and such Defaulting Member shall become a Non-Managing Member and have no other rights of a Member, including, without limitation, the right to vote, appoint Managers or otherwise to participate in the management of the Company, or, except as specifically required under the Act, any right to information concerning the business and affairs of the Company, and any Managers appointed by such Defaulting Member shall be removed as Managers of the Company;

(b) the Company (or any Non-Defaulting Member) may offset from any amounts owed by, or on behalf of, the Company (or any Non-Defaulting Member) to any Defaulting Member or its Affiliate(s) under any other agreement or arrangement between and/or among the Defaulting Member or its Affiliate(s) and any Non-Defaulting Member and/or the Company, an amount equal to the amount of all required Capital Contributions in default plus the amount of all attorneys’ fees, costs and expenses incurred by the Company or any Non-Defaulting Member in connection with such Event of Default; and

(c) the Non-Defaulting Member(s) shall have the option to make all or less than all of the required additional Capital Contribution not made, whether in whole or in part, by the Defaulting Member, in either the form of: (i) a loan to the Company on terms and conditions as reasonably determined by the Board of Managers or (ii) a Capital Contribution, in which case the Board of Managers shall cause the Company’s books and records to be updated to reflect such additional Capital Contribution and the corresponding changes to the contributing Members’ Percentage Interests and Membership Interests based on a ratio of such Member’s aggregate Capital Contributions divided by the aggregate of all Capital Contributions made by all Members.

3.8.3 Upon the occurrence of a Significant Default, the Non-Defaulting Member(s) shall have the option to buy out the Membership Interest of the Defaulting Member in consideration of the lesser of: (i) the Capital Account of the Defaulting Member or (ii) the Fair Market Value of the Membership Interest of the Defaulting Member.

ARTICLE 4.

DISTRIBUTIONS

4.1 Distributions Generally. Except as otherwise provided in Article 9 hereof or pursuant to Section 4.7, distributions of Available Assets shall be made only when and as determined by the Board of

Managers in its sole discretion, and when made, shall be made only in accordance with this Article 4. Neither reimbursements received by any Member pursuant to Section 6.5, nor the repayment of any loans made to the Company shall be deemed to be distributions pursuant to this Article 4 or Article 9.

4.2 Distributions of Available Assets. Subject to Article 9 hereof, all distributions of Available Assets shall be distributed to the Members, pro rata in accordance with their respective Percentage Interests as of the date on which the Company distributes such Available Assets.

4.3 Distribution Adjustments. Notwithstanding any contrary provision in Section 4.2, no Member shall be entitled to receive distributions in respect of any Net Income or any items of Company income or gain arising: (a) prior to such Member’s admission with respect to an Additional Member or Substitute Member; and (b) with respect to a Member who receives a new or increased interest in the Company, prior to such issuance or increase to the extent attributable to such issuance or increase (in each case, as determined by the Board of Managers). Distributions in respect of any Net Income or any items of Company income or gain arising prior to such admission, issuance or increase shall be made based upon the Percentage Interests of the Members at the time such Net Income or any items of Company income or gain arises, net of any deductions or losses, as determined by the Board of Managers. This Section 4.3 shall be interpreted and implemented consistently with the principles set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

4.4 Distributions Upon Liquidation. Distributions made in conjunction with the final liquidation of the Company shall be applied or distributed as provided in Article 9 hereof.

4.5 Withholding. The Company may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation, or law, and each Member hereby authorizes the Company to withhold from, or pay on behalf of or with respect to, such Member any amount of federal, state, local or foreign taxes that the Board of Managers reasonably determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amount paid on behalf of or with respect to a Member pursuant to this Section 4.5 shall be treated as having been distributed to such Member as an advance against the next distributions that would otherwise be made to such Member, and such amount shall be satisfied by offset from such next distributions of Available Assets for distribution. Each Member will furnish the Board of Managers with such information as may be requested by the Board of Managers from time-to-time to determine whether withholding is required, and each Member will promptly notify the Board of Managers if such Member determines at any time that it is subject to withholding.

4.6 Distributions in Kind. Except as otherwise provided herein, no right is given to any Member to demand or receive property other than cash except as provided in this Agreement. The Members may determine, through an Applicable Approval Level, to make a distribution in kind of Company assets to the Members, and such Company assets shall be distributed in such a fashion as to ensure that the Fair Market Value thereof is distributed and allocated in accordance with this Article 4 and Article 5 and Article 9 hereof. Notwithstanding the foregoing, if any Member contributes any intangible assets (including any trademarks, trade names or know-how) to the Company (“Member Contributed Assets”), upon a liquidation of the Company pursuant to Article 9 hereof, such Member may elect to receive an in kind distribution of such Member Contributed Assets in lieu of any cash or other property such Member would otherwise receive pursuant to Article 9.

4.7 Cash Distribution Policy. Except as otherwise provided in Article 9 hereof or as otherwise determined by an Applicable Approval Level, commencing as of the end of the first full calendar quarter after the earlier of (a) the third anniversary of the Public Launch Date and (b) the date on which the mandatory Capital Contributions by all Members in aggregate equal or exceed the Mandatory Capital Contributions Cap, all Cash Available for Distribution (if any), shall be distributed to the Members pursuant to their respective Percentage Interests as of the date of such distribution within thirty (30) days after each calendar quarter to which such Cash Available for Distribution pertains.

4.8 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Board of Managers, on behalf of the Company, shall be required to make a distribution to any Member or the holder of any Economic Interest on account of its Membership Interest or Economic Interest in the Company (as applicable) in violation of the Act or other applicable law.

ARTICLE 5.

ALLOCATIONS OF NET PROFITS AND NET LOSSES

5.1 General Allocation of Net Income and Losses.

5.1.1 General. Net Income and Net Loss shall be determined and allocated with respect to each fiscal year of the Company as of the end of such fiscal year and at such other times as permitted or required hereunder or under the Code. Subject to the other provisions of this Agreement, an allocation to a Member of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

5.1.2 Net Income and Net Loss. Subject to the other provisions of this Article 5, Net Income, Net Loss and any other items of income, gain, loss and deduction for any fiscal year shall be allocated, for purposes of adjusting the Capital Accounts of the Members, pro rata, in accordance with the Member’s then-applicable Percentage Interests.

5.2 Regulatory Allocations. Notwithstanding the foregoing provisions of this Article 5, the following special allocations shall be made in the following order of priority:

5.2.1 If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 5.2.1 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

5.2.2 If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This Section 5.2.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

5.2.3 If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to all such Members (in proportion to the deficit amounts of their respective Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Member as quickly as possible. It is intended that this Section 5.2.3 qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

5.2.4 If the allocation of Net Loss to a Member as provided in Section 5.1 hereof would create or increase a deficit balance in its Adjusted Capital Account, there shall be allocated to such Member only that amount of Net Loss as will not create or increase any such deficit balance. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to the limitations of this Section 5.2.4.

5.2.5 To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

5.2.6 The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in proportion to their Percentage Interest.

5.2.7 The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

5.2.8 The allocations set forth in Sections 5.2.1 through 5.2.7, inclusive (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). Notwithstanding the provisions of Section 5.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

5.3 Tax Allocations.

5.3.1 Except as provided in Section 5.3.2 hereof, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss and deduction shall be allocated between the Members as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Article 5.

5.3.2 Tax items with respect to Company assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated between the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Members negotiating in good faith. If the Gross Asset Value of any Company asset is adjusted pursuant to Section 2.34, subsequent allocations of income, gain, loss and deduction with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Members negotiating in good faith. Allocations pursuant to this Section 5.3.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss and any other items or distributions pursuant to any provision of this Agreement.

5.4 Other Provisions.

5.4.1 For any fiscal year during which any part of a Membership Interest or Economic Interest is Transferred by a Member, or issued or acquired by the Company, the portion of the Net Income, Net Loss and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Membership Interest or Economic Interest shall be apportioned between the transferor and the transferee under any method allowed pursuant to Section 706 of the Code and the applicable Regulations as reasonably determined by the Board of Managers.

5.4.2 In the event the Board of Managers determines that it is necessary or advisable to allocate items of income, gain, loss, deduction or credit in a manner different from the allocations set forth in this Article 5 so as to comply with the Code and the Regulations, the Board of Managers is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member.

5.4.3 For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interest in net profits shall be such Member’s Percentage Interest.

5.4.4 To the extent that any Member individually receives remuneration that results directly or indirectly from Company activity or participation (other than pursuant to Ancillary Agreements or other agreements between the Company and such Member or its Affiliates as approved pursuant to the terms of this Agreement), such amounts shall be remitted to the Company, and treated as paid directly to the Company. Such amount is to be allocated in accordance with the provisions of this Article 5.

5.4.5 The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Net Income, Net Loss and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.

ARTICLE 6.

OPERATIONS

6.1 Management.

6.1.1 The Company shall have a Board of Managers. Except as otherwise expressly provided in this Agreement and as to matters reserved solely for Members pursuant to this Agreement, such Board of Managers shall have full and complete charge and management of all the operations and business of the Company, including the power and authority to take all such actions as it deems necessary or appropriate to accomplish the Business Purpose.

6.1.2 The Board of Managers shall have the sole power and authority to bind the Company, except and to the extent that such power is expressly delegated in writing to any other Person by the Board of Managers (including, without limitation, through the appointment of Officers of the Company).

6.1.3 No Member shall directly take any action in the name of, or on behalf of, the Company, including, without limitation, assuming any obligation or responsibility on behalf of the Company, unless such action, and the taking thereof by such Member, shall have been expressly authorized by the Board of Managers or shall be expressly and specifically authorized by this Agreement.

6.1.4 Without limiting the generality of the foregoing provisions of this Section 6.1, the Board of Managers, in each case on behalf of the Company and not on behalf of any other Person, shall have full and complete power and authority (except as otherwise specifically provided herein):

(a) to take all actions necessary to fulfill the Company’s Business Purpose set forth in Section 1.4;

(b) to negotiate, enter into, perform, modify, extend, terminate, amend, waive, renegotiate, and/or carry out any contracts and agreements of any kind and nature, including, without limitation, contracts and agreements with any Person, including any Member or any Affiliate thereof, or any other agent of the Company, as determined by the Board of Managers;

(c) to, from time-to-time, employ, engage, hire, or otherwise secure the services of such Persons, including any Member or any Affiliate thereof, as determined by the Board of Managers for the administration of the business of the Company;

(d) to exercise any and all rights on behalf of the Company in connection with the operations and business of the Company;

(e) to acquire, hold, sell, exchange and otherwise deal with the Company’s assets;

(f) to make cash distributions of Company assets;

(g) to borrow or lend money on behalf of the Company for any general purpose of the Company in furtherance of the Business Purpose; and

(h) to control all other aspects of the business and operations of the Company that the Board of Managers elects to so control.

6.2 Board of Managers.

6.2.1 Board Composition. The Board of Managers shall consist of five managers (each a “Manager”).

(a) Redbox shall have the right to appoint two of the five Managers, and Verizon shall have the right to appoint three of the five Managers, provided, however, that if either Member’s Percentage Interest falls below 10% then such Member shall lose the right to appoint any Managers and the Board of Managers shall consist of the number of Managers appointed by the other Member.

(b) The Members hereby acknowledge and agree that the Persons listed on Schedule 6.2.1(b) hereto are the Managers as of the date hereof.

(c) The size of the Board of Managers may be increased and additional Managers may be appointed at any time as determined by a Majority in Interest, provided, however, that the composition of the Board of Managers and the right of each Member to appoint one or more of the additional managers remains reasonably proportional to the Members’ Percentage Interests.

6.2.2 Appointment, Removal and Replacement of Managers. Each Manager shall hold his or her office at the pleasure of the Member that designated him or her. Each Member may at any time, and from time-to-time, remove or replace any or all of the Managers designated by such Member upon at least five (5) business days written notice to the other Member. In addition, any Manager may resign at any time by giving at least ten (10) business days written notice to the Board of Managers and Member who designated him or her, in which case the Member that designated the resigning Manager may select the replacement Manager. Each Member shall take all actions necessary, if any, to affirm the appointment of the Manager(s) designated by other Member(s) as expressly permitted hereunder.

6.2.3 Committees. The Board of Managers may create such committees as it deems appropriate, provided, however, that the composition of each committee shall be reasonably proportional to the Members’ Percentage Interests.

6.2.4 Vote by Managers. Except as otherwise expressly provided in this Agreement, all actions taken by the Board of Managers shall be taken by the affirmative vote of a majority of the Managers. Any action to be taken by the Board of Managers may be taken by telephonic conference call, in-person meeting or written consent. Any telephonic conference call, meeting of, or action to be taken by written consent by, the Board of Managers shall be held or taken on at least two business days’ notice (unless such notice is waived and/or modified for any particular meeting as agreed by at least one Manager appointed by each Member hereunder) to the Managers delivered personally (orally or in writing), by telephone (including a voice messaging system or other system or technology designed to record and communicate messages), or by e-mail other form of electronic transmission reasonably expected to provide notice to such Manager. Any oral notice given personally or by telephone may be communicated either to the Manager or to a person at the office of the Manager whom the person giving the notice has reason to believe will promptly communicate such notice to the Manager. Any action by the Board of Managers by written consent setting forth the action to be taken, shall be signed by Managers representing the minimum number of the Board of Managers that would be necessary to authorize or take such action at a meeting at which all Managers entitled to vote thereon were present and voted. Such consent shall have the same force and effect as a vote of the signing Managers at a meeting duly called and held. Consents transmitted by electronic transmission by a Manager shall be deemed to be written and signed for purposes of this paragraph. Consents may be executed in counterparts.

6.3 Limitations on Authority of the Board of Managers.

6.3.1 Notwithstanding any contrary provision of this Agreement, the Company shall not, and the Board of Managers shall have no authority to cause the Company to, do any of the following unless such action is first approved by the Applicable Approval Level:

(a) voluntarily dissolve, wind up or liquidate the Company;

(b) make any non-cash dividends or distributions other than pursuant to Section 4.6;

(c) cause a reorganization of the Company other than pursuant to Article 8;

(d) permit a voluntary bankruptcy of the Company;

(e) amend this Agreement (subject to the terms of and any higher vote, consent or approval that may be required under Section 10.2), including, but not limited to, any change to the composition of the Board of Managers other than pursuant to Section 6.2.2; or

(f) approve any loan from a Member or its Affiliate(s) to the Company, unless (A) such loan is included the Business Plan or the Budget, or (B) as provided in this Agreement.

6.3.2 Notwithstanding any contrary provision of this Agreement, the Company shall not, and the Board of Managers shall have no authority to cause the Company to, do any of the following unless such action is first approved by a Supermajority in Interest:

(a) admit Additional Members or Substitute Members (other than Permitted Transferees of Members), subject to the terms and conditions provided in Section 3.4 and Section 8.2;

(b) sell, transfer or otherwise dispose of all or substantially all of the assets of the Company;

(c) approve contracts excluding any and all Content Agreements (but including each Ancillary Agreement that is to be entered into after the date of this Agreement as set forth in Schedule 2.7) of an amount more than the amount set forth in Schedule 6.3.2 (c) between the Company and any Member or its Affiliate(s), unless such contract includes (i) pricing that is at least as favorable to the Company as is included in any other contract between such Member (or its Affiliate) and any unaffiliated third party for similar goods or services, as applicable, after taking into account the term and scope of such agreements and all economic terms, including without limitation term, volume and “take or pay” commitments, or (ii) in the absence of any such contract between such Member (or its Affiliate) and any unaffiliated third party, pricing that is generally consistent with pricing typically charged by third parties for the same or similar goods and/or services to customers like the Company; or

(d) approve any contract for the provision of services or material expenditures by the Company that are unrelated to the Business Purpose.

6.3.3 Notwithstanding any contrary provision of this Agreement other than Sections 6.3.1 and 6.3.2, the Company shall not, and the Board of Managers shall have no authority to cause the Company to, do any of the following unless such action is first approved by a Majority in Interest:

(a) subject to Section 6.3.4, approve Content Agreements which (i) require expenditures of more than the amount set forth in Schedule 6.3.3 (a) and are not consistent with the Business Plan and the Budget, and/or (ii) contain non-financial obligations which unduly restrict the programming strategy of the Company;

(b) approve marketing and/or advertising campaigns which are not included in the Budget and which involve aggregate expenditures of more than the amount set forth in Schedule 6.3.3 (b);

(c) approve any employment, individual consultant, or similar agreements which provide for total compensation in excess of the amount set forth in Schedule 6.3.3 (c), unless such contract may be terminated for convenience without penalty or cost (other than any compensation earned through the date of termination and severance not exceeding 4 weeks of salary); or

(d) approve any agreement (other than Content Agreements) with a third party where the total compensation to be paid exceeds the amount set forth in Schedule 6.3.3 (d).

6.3.4 Notwithstanding any contrary provision of this Agreement the Company shall not, and the Board of Managers shall have no authority to cause the Company to, approve any Triggering Event Content Agreement unless such action is first approved by a Supermajority in Interest; provided however that in the event that such Triggering Event Content Agreement is either (i) approved by a Majority in Interest, but is not approved by a Supermajority in Interest, or (ii) approved by a Supermajority in Interest, but would require Voluntary Capital Contributions that would cause a Non-Contributing Member’s Percentage Interest to drop below the Anti-Dilution Floor (if applicable with respect to such Non-Contributing Member), then the Member(s) holding a Majority in Interest and approving such Triggering Event Content Agreement shall have the right, in their sole discretion, to either:

(a) approve such Triggering Event Content Agreement, provided, however, that (i) any request for Voluntary Capital Contributions (if any) in order to fund such Triggering Event Content Agreement may not (A) result in the dilution of any Non-Contributing Member below a Percentage Interest of twenty five percent (25%) or (B) result in the dilution of the non-participating Member below the Anti-Dilution Floor (if applicable), and (ii) any capital (in addition to Voluntary Capital Contributions, subject to sub-clause (i) above) required to fund commitments under such Triggering Event Content Agreement must otherwise be funded by one or more loans, including any loan from such Members (subject to Section 3.6); or

(b) enter into the Triggering Event Content Agreement directly, in which event such Members shall no longer be subject to the terms of Section 7.2, to the extent that such terms relate to any restrictions on providing any type of service involving (i) the subject matter of the Triggering Event Content Agreement, and (ii) all other similar content (e.g., if the

Triggering Event Content Agreement relates to NFL games then all sports content, or if the Triggering Event Content Agreement relates to television content then all television content, etc.), provided, however, if the subject matter of the Triggering Event Content Agreement is movie content, sub-clause (ii) shall not apply. For the purposes of this Section 6.3.4(b), “movie content” shall mean both motion pictures (i.e., feature-length audio-visual works) and premium movie services such as those provided by HBO, Cinemax and Showtime.

6.3.5 Notwithstanding any contrary provision of this Agreement, the Board of Managers shall have no authority to: (a) do any act in contravention of this Agreement, or (b) knowingly perform any act that would subject any Member to liability for the debts, liabilities or obligations of the Company.

6.4 Officers.

6.4.1 The Board of Managers may appoint officers (the “Officer(s)”) to manage the day-to-day business affairs of the Company; provided, however, that, the appointment of any of the Company’s Chief Executive Officer, Chief Financial Officer and Chief Product Officer shall require the approval of Members holding a Majority in Interest; and provided further that so long as Redbox retains a Percentage Interest equal to or greater than twenty five percent (25%), then Redbox shall have the right to appoint (subject to approval by the Board of Managers, such approval not to be unreasonably withheld, conditioned or delayed) the Chief Marketing Officer. The Chief Executive Officer may nominate other Officers, provided, however, that the Board of Managers approves such nomination prior to hiring and, provided further, that the appointment of the Chief Financial Officer, Chief Product Officer and Chief Marketing Officer shall be subject to the first sentence of this Section 6.4.1. The Officers shall serve at the pleasure of the Board of Managers; provided, however, that the Board of Managers shall terminate any of (a) the Chief Executive Officer, Chief Financial Officer or Chief Product Officer as soon as practicable following a request to do so by a Majority in Interest, or (b) Chief Marketing Officer as soon as practicable following a request to do so by Redbox, so long as Redbox retains a Percentage Interest equal to or greater than twenty five percent (25%).

6.4.2 To the extent expressly delegated by the Board of Managers, the Officers shall have the authority to act on behalf of, and bind and execute and deliver documents in the name and on behalf of the Company. Subject to any limitations or qualifications specified from time to time by the Board of Managers, and excluding any matters reserved to the Members or the Board of Managers herein, such Officers shall have such authority and responsibility in respect of the Company as is generally attributable to the holders of such offices in corporations incorporated under the laws of Delaware. In addition, the Board of Managers may designate such other Persons to act as agents of the Company’s business as the Board of Managers shall determine in its sole discretion, and the actions of such other Persons taken in such capacity and in accordance with this Agreement shall bind the Company.

6.5 Reimbursement and Remuneration. The compensation and other benefits provided to management of the Company shall be determined by the Board of Managers and any Manager whose compensation and other benefits are being so determined shall not be excluded from such determination without his or her consent. The Company will bear all operating and capital costs of the business, including, without limitation, the Incremental Directly Allocable Costs of any digital content provided by Verizon or any Affiliate to the Company in accordance with the Business Plan and Budget. Except as otherwise provided for in a separate agreement entered into by the Company on the one hand, and a Member or Manager on the other (including each Ancillary Agreement), the Members and Managers shall be entitled to reimbursement for reasonable expenses incurred in furtherance of the business or management of the Company based on such Member’s Incremental Directly Allocable Costs, provided that such expenses are in accordance with the applicable Business Plan or annual Budget and include pricing that is generally consistent with pricing typically charged by third parties for the same or similar goods and/or services to customers like the Company. Distributions received by the Members pursuant to Article 4 are not, and shall not be deemed to be, remuneration within the meaning of this Section 6.5.

6.6 Reliance by Third Parties. Any Person dealing with the Company or the Board of Managers may rely upon a certificate signed by a majority of the Managers (or any one or more of its agents designated by a majority of the Managers for such purpose or given such authority) as to:

(a) the identity of any Manager, any Member or any Officer;

(b) the existence or non-existence of any facts which constitute a condition precedent to acts by the Board of Managers or in any other manner germane to the business and operations of the Company; or

(c) the Persons who are authorized to execute and deliver any instrument or document for or on behalf of the Company.

6.7 Budget and Business Plan.

6.7.1 The annual budget of the Company (the “Budget”) shall be proposed by the officers of the Company pursuant to Section 6.7.3 below and such Budget and any material deviation therefrom shall be subject to approval by a Majority in Interest; provided, however, that until such time as a new Budget is so approved, the Budget effective for the immediately preceding year plus an additional ten percent (10%) (but without any other material deviation therefrom) shall continue to apply.

6.7.2 The business plan of the Company (the “Business Plan”) and any material deviation therefrom shall be determined and approved by the Board of Managers, provided, however, that any portion of an Business Plan shall require the approval of a Supermajority in Interest to the extent such portion of the Business Plan proposes that the Company pursue any business or opportunity that is unrelated to the Business Purpose.

6.7.3 The Members shall continue their joint efforts to develop and finalize (a) the initial Business Plan (which shall set forth the Company’s Business Plan for the first three years following the commencement of the Company), and (b) the initial Budget (which shall set forth the Company’s Budget with respect to the first fiscal year following the commencement of the Company). Within sixty (60) days after the date of this Agreement and in conjunction with the collaborative process above, Verizon shall prepare and deliver to Redbox a proposed initial Business Plan and initial Budget for the Company. Within ten (10) days after receipt Redbox shall provide Verizon with its comments on a line-by-line basis to such initial Budget and initial Business Plan. Thereafter Redbox and Verizon shall meet and reasonably work together in an effort to mutually resolve any disagreement with respect to either the initial Budget or the initial Business Plan, provided however that effective no later than one hundred twenty (120) days after the commencement of the Company the final initial Budget and initial Business Plan shall be determined and approved by a Majority in Interest. In no case shall the initial Business Plan contemplate Capital Contributions by the Members in excess of the Mandatory Capital Contributions Cap, unless such excess amount is approved by both Redbox and Verizon.

6.7.4 At least sixty (60) days prior to the end of each fiscal year of the Company thereafter, or such other date as the Board of Managers shall direct in writing, the authorized officer of the Company, in consultation with the Board of Managers, shall prepare and submit to the Board of Managers a proposed Budget for the Company for the following fiscal year along with a revised Business Plan for the following three (3) fiscal years. The Board of Managers shall approve or modify on a line-by-line basis the proposed Budget and Business Plan. Alternatively, the Board of Managers may return the proposed Budget or Business Plan to the applicable officer for revision in accordance with the guidelines specified by the Board of Managers within fifteen (15) days. Thereafter, such officer shall submit a revised proposed Budget and Business Plan within fifteen (15) days, and the Board of Managers shall approve or modify on a line-by-line basis the revised Budget and Managers within fifteen (15) days or such other period of time as the Board of Managers may specify. Once the proposed Budget and Business Plan are approved by the Board of Managers, it shall be submitted to the Members for approval as provided in Section 6.7.1 above.

6.7.5 Each proposed Budget and Business Plan shall set forth in reasonable detail, as the Board of Managers shall specify, the projected items of cost and expense of operating the Company during the relevant period, including capital expenditures (including separate fixed and variable components), out-of-pocket expenses, as well as the projected revenues, by source. All information in each Budget shall be detailed on a monthly basis and all information in the Business Plan shall be provided on an annual basis. Each Budget and Business Plan shall be generally consistent in terms of form, scope and level of detail with the initial Budget and Business Plan prepared and approved as set forth in Section 6.7.3.

6.7.6 Subject to the requirements of this Section 6.7, the Business Plan may be amended each year, as approved by a Majority in Interest, as part of the annual Business Plan review and Budget approval process.

6.8 Records and Reports; Audits.

6.8.1 The Board of Managers shall cause to be kept, at the principal place of business of the Company, or at such other location as the Board of Managers shall deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of the Company for at least the current and past four (4) fiscal years, and for any longer period as may be required by applicable law with respect to the Company, or as reasonably requested by any Member to the extent required under applicable law with respect to such Member.

6.8.2 The Board of Managers shall also cause to be provided to each Member of the Company, the following:

(a) within one hundred and fifty (150) days following the end of each fiscal year of the Company, a report that shall include a preliminary estimate of all necessary information required by the Members for preparation of their federal, state and local income or franchise tax or information returns, including a preliminary calculation of each Member’s pro rata share of any items of income, gain, loss and deduction for such fiscal year, and within two hundred and ten (210) days following the end of each fiscal year of the Company, a report that shall include all necessary information required by the Members for preparation of their federal, state and local income or franchise tax or information returns;

(b) a copy of the Company’s federal, state and local income tax or information returns for each fiscal year, concurrent with the filing of such returns; and

(c) real-time access to dashboards or other reporting tools containing information regarding key performance indicators, metrics (including customer metrics), monthly balance sheet and cash flow, and similar business data, all to the extent published by the Company or reasonably requested by a Member.

6.8.3 The Board of Managers shall also cause to be provided to each Member of the Company, the following:

(a) Annual Statements. As soon as practicable following the end of each Fiscal Year, but in any event within sixty (60) days after the end of the fiscal year, the Company shall cause to be prepared and delivered to each of its Members, the audited statement of income and statement of cash flows for such Fiscal Year, Capital Account statements, audited balance sheet as of the end of such fiscal year, and accompanying notes to financial statements for the Company, on a consolidated basis prepared in accordance with U.S. generally accepted accounting principles and Company accounting practices.

(b) Quarterly Statements. As soon as practicable following the end of each fiscal quarter, but in any event within thirty (30) days after the end of such quarter, the Company shall cause to be prepared and delivered to its Members, an unaudited statement of income and statement of cash flow for such quarter and an unaudited balance sheet as of the end of such quarter on a consolidated basis prepared in accordance with U.S. generally accepted accounting principles and Company accounting practices.

(c) Monthly Statements. As soon as practicable following the end of each calendar month, but in any event within thirty (30) days after the end of such month, the Company shall cause to be prepared and delivered to each Member who holds, directly or indirectly, a Percentage Interest equal to or greater than ten percent (10%), unaudited selected financial information, including monthly balance sheet and cash flow information, and information regarding key performance indicators, metrics (including customer metrics) to the extent published by the Company or reasonably requested by a Member.

(d) Additional Information. The Company shall provide audited year-end financial information and other financial information as of such date and for such periods, as are reasonably necessary in order for a Member to satisfy such Member’s own regulatory financial reporting requirements (including information necessary to properly compute deferred and current tax liabilities and other income tax provision related matters) to the extent such information or its due date is not unreasonable. The Board of Managers shall cause to be delivered, as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, a comparison between (i) the actual amounts as of and for such fiscal year and (ii) the comparable amounts for the prior year and as included in the Budget for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year.

(e) Appointment of Auditor. The Board of Members will be responsible for the selection and retention of a public accounting firm of national repute, which for the avoidance of doubt may be the same accounting firm used by either of the Members. The timing and the scope of services to be provided will be determined by the Board of Managers and as agreed to with the applicable auditor.

6.8.4 The Board of Managers shall provide each Member of the Company with status updates (including from time-to-time as reasonably requested by a Member) in connection with the negotiations of any Content Agreements by the Company and/or any Member (or its Affiliate) reasonably expected to be offered to or utilized by the Company, all to the extent permitted by any applicable confidentiality agreements between the content providers and any Member (or its Affiliate) primarily responsible for securing such content on behalf of the Company, provided however, that the Company, any Member or its Affiliate, as applicable, shall use commercially reasonable efforts to ensure that any such confidentiality agreement permits the sharing of such information with the Members. Each Member shall comply with any confidentiality obligations that pertain to the Company or any other Member with respect to the terms, conditions and contents of any Content Agreement disclosed to it; and each Member shall indemnify, defend and hold harmless the Company and each other Member from and against any and all Liabilities arising from any and all Action relating to any beach or alleged breach by such Member of this Section 6.8.4.

6.8.5 Members (personally or through an authorized representative) may, for purposes reasonably related to their Interests, have full access to examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours.

6.9 Indemnification and Liability of the Members.

6.9.1 The Company shall indemnify, defend and hold harmless each Member, its Affiliate(s), and all officers, members, directors, shareholders, employees, partners and agents of any of the foregoing (each, an “Indemnitee”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts of any nature whatsoever, known or unknown (collectively, “Liabilities”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (collectively, “Actions”), in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, relating to (a) any unclaimed property obligations or liability, obligations or liabilities under any rules, regulations or requirements of, or agreements with, any state or local franchise authorities or the Federal Communications Commission, or any obligations or liability for the collection, remittance, payment and reporting of any and all sales, use, excise or similar taxes, arising from the Company’s offers, agreements, sales, refunds, credits or other transactions, or (b) the performance or nonperformance of any act or omission concerning the activities of the Company, if, (i) the Indemnitee’s performance or nonperformance of any act or omission that is the subject of the Action (A) does not result in any actual or alleged misrepresentation or breach of any representations, warranties or covenants pursuant to any other agreement between or among the Indemnitee and the Company and/or other Members (or their Affiliates) including without limitation with respect to any Action asserted by the Company, and (B) is not subject to a separate indemnity as provided for in the Ancillary Agreements (or any other agreement between the Company or Indemnified Party), and (ii) in the case of clause (b) only, (A) the Indemnitee acted in good faith, within the scope of such Indemnitee’s authority, and (B) the Indemnitee’s conduct did not constitute Malfeasance. The termination of an action, suit or proceeding by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified in clauses (i) or (ii) above.

6.9.2 Expenses incurred by an Indemnitee in defending any Action, subject to this Section 6.9 shall be advanced by the Company prior to the final disposition of such Action upon receipt by the Company of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.9.

6.9.3 Any obligations of the Company arising under this Section 6.9 may, but shall not be required to, be satisfied first out of any Company assets (including, without limitation, any amounts otherwise currently or subsequently distributable to any Member(s)).

6.9.4 The provisions of this Section 6.9 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.

6.9.5 Neither a Member nor its Affiliate(s) nor the officers, members, directors, shareholders, employees, partners or agents of any of the foregoing shall be liable to the Company or to any other Member for any losses sustained or liabilities incurred as a result of any act or omission of such Member or such other Person if (i) the act or failure to act of such Member or such other Person was in good faith, within the scope of such Person’s authority, (ii) the conduct of such Member or such other Person did not constitute Malfeasance, and (iii) the act or omission of such Member does not result in a misrepresentation or breach of any representations or warranties to the Company or the other Member(s) pursuant to any other agreement.

6.9.6 The Members mutually agree that it is their intention, including pursuant to application of Section 6.11 hereof, that none of the Board of Managers, a Member or any of their Affiliates, or any officer, member, director, shareholder, employee, partner or agent of any of the foregoing (each, a “Responsible Party”) have any liabilities for duties (including fiduciary duties) relating to the Company, except only pursuant to any obligations of such Responsible Party (a) pursuant to a separate agreement between such Responsible Party and the Company, or (b) in the case of an individual, pursuant to their employment with, or designation as an officer of, the Company. Not withstanding the preceding sentence, to the extent that, at law or in equity, a Responsible Party has duties (including fiduciary duties) and liabilities relating thereto to the Company any Member or other Person bound by the terms of this Agreement, such Responsible Parties acting in accordance with this Agreement shall not be liable to the Company, any Member, or any such other Person for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Responsible Party otherwise existing at law or in equity, are agreed by all parties hereto to modify such other duties and liabilities to the greatest extent permitted under applicable law.

6.9.7 Notwithstanding anything in this Agreement to the contrary or otherwise applicable provision of law or equity, whenever a Responsible Party is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing: (a) in its sole discretion, under a similar grant of authority or latitude, then such Responsible Party shall be entitled to consider only such interests and factors, including in the case of Members (or Managers appointed by such Members), its own interests and factors, as it desires, and shall, to the fullest extent permitted by law, have no duty or obligation to consider any other interests or factors whatsoever, or (b) with an express standard of behavior (including, without limitation, standards such as “reasonable” or “good faith”) set forth in this Agreement, then such Responsible Party shall comply with such express standard but shall not be subject to any other, different or additional standard and taking into account the interests of the Members that appointed (or may employ) a Responsible Party shall not constitute a failure to comply with such standards.

6.10 Vote by Members. Any action to be taken by the Members may be taken by telephonic conference call, in-person meeting or written consent. Any telephonic conference call, meeting of, or action to be taken by written consent by, the Members shall be held or taken on at least three (3) business days’ notice to the Members delivered pursuant to Section 10.8 of this Agreement (unless such notice is waived and/or modified for any particular meeting as agreed by each Member with a Percentage Interest of at least twenty five percent (25%)). Any action taken by the Members by written consent setting forth the action to be taken, shall be signed by Members having not less than the minimum Percentage Interest that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Such consent shall have the same force and effect as a vote of the signing Members at a meeting duly called and held. Consents transmitted by electronic transmission by a Member shall be deemed to be written and signed for purposes of this paragraph. Consents may be executed in counterparts.

6.11 No Fiduciary Duties. No Member shall owe any fiduciary duties to the Company or any other Members, and shall be entitled to consider only its own interests in all matters involving the

Company. No Manager (in each case in his or her capacity as such) shall owe any fiduciary duties to the Company or any Members (other than the Member that designated him or her), and each Manager shall be entitled to consider only the interests of the Member who appointed him or her. The resolution, action or terms made, taken or provided by any Member or Manager that has an actual or potential conflict of interest with respect to any negotiations, contracts or agreements entered or to be entered by the Company shall not (subject only to Section 7.2) constitute a breach of this Agreement or of any duty or obligation of such Member or Manager (or, in the case of Managers, the Member that designated such Manager) at law or in equity or otherwise.

ARTICLE 7.

SCOPE OF VENTURE

7.1 Other Activities. Except only to the extent provided otherwise in Section 7.2 below, each Member and its Affiliate(s) may engage or invest in, and devote its and their time and resources to, any business venture or activity of any nature and description, whether or not such activities are considered competitive with the Company, and neither the Company nor any other Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of any Member (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity shall not be deemed wrongful or improper. The rights of each Member and its Affiliate(s) as described in this Section 7.1 do not require the notice to, approval from, or other sharing with, any of the other Members or the Company. The legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines shall not be applied to any such competitive venture or activity of a Member or its Affiliate(s) and no Member shall be liable to the Company or to the other Members for breach of any fiduciary duty or other duty by reason of the fact that such Member pursues or acquires for, or directs opportunities to another Person or does not communicate such opportunities or information to the Company.

7.2 Exclusivity. So long as either (a) both Redbox (or its Affiliate) and Verizon (or its Affiliate) are Members of the Company, or (b) either Redbox (or its Affiliate) or Verizon (or its Affiliate) is a Member and the other was removed as a Member pursuant to Section 3.8 (Event of Default) and for a period of eighteen months after such removal, then (subject to Section 6.3.4) the following provisions shall apply:

7.2.1 Redbox Exclusivity.

(a) Notwithstanding Section 7.1, but subject to Section 7.3, Redbox and its Affiliates, each by itself or with (including by license to) any other Person, will not offer, sell, market, or actively participate in, any business, venture or activity engaged in the marketing or operation of an OTT Service in the Territory, except only via the Company as provided in this Agreement and the Ancillary Agreements.

(b) Notwithstanding Section 7.1, but subject to Section 7.3, Redbox and its Affiliates shall not provide physical DVD / Blu-ray rental service to, or in connection with, any video on demand (“VOD”) services, subscription video on demand (“SVOD”) services, electronic-sell-through (“EST”) services (other than ***, unless otherwise agreed to by the Company not to be unreasonably withheld), or linear video services in the Territory except only via the Company, and Redbox and its Affiliates shall not utilize advertisements that directly or indirectly compare the Redbox physical DVD rental service to any video service offered by Verizon or its Affiliates (for example, a Redbox advertisement that states that Redbox’s kiosks offers movies on an earlier window as compared to when offered by Verizon on FiOS TV).

7.2.2 Verizon Exclusivity.

(a) Notwithstanding Section 7.1, but subject to Section 7.3, Verizon and its Affiliates (excluding Verizon Wireless), each by itself or with (including by license to) any other Person, will not offer, sell, market, or actively participate in, any business, venture or activity engaged in the marketing or operation of an OTT Service in the Territory, except only via the Company as provided in this Agreement and the Ancillary Agreements.

(b) Notwithstanding Section 7.1, but subject to Section 7.3, Verizon and its Affiliates (including the Company, but excluding Verizon Wireless) shall exclusively utilize the Company and Redbox for physical DVD / Blu-ray rental services in the Territory, and Verizon and its Affiliates (including the Company, but excluding Verizon Wireless) shall not utilize advertisements that directly or indirectly compare the Redbox physical DVD rental service to any wireline video service offered by Verizon or its Affiliates (for example, a Verizon advertisement that states that FiOS TV offers movies on an earlier window as compared to when offered by Redbox in its DVD kiosks).

7.3 Exclusions From the Venture.

7.3.1 Without limiting the generality of the foregoing provisions in Section 7.1, the Members acknowledge and agree that Verizon Wireless, may offer products and services, by itself or with one or more third parties, that may be competitive with those offered by the Company. For the avoidance of doubt, Verizon Wireless shall not be subject to any of the provisions in Section 7.2.2 or any other restrictions or obligations with respect to its activities, products or services by virtue of this Agreement.

7.3.2 Without limiting the generality of the foregoing provisions in Section 7.1, the Members acknowledge and agree that the following products and services shall not be part of, or subject to, the terms of this Agreement (including the provisions in Section 7.2, except as specified below); hence, any revenue and expenses associated with the following will not be calculated as part of the Net Income or Net Loss and will be retained by the appropriate party:

(a) Redbox’s DVD kiosk rentals/sales business (except only to the extent that such business is included in the customer offerings by the Company, including pursuant to the Kiosk Rental Nights Agreement), provided that such does not conflict with the terms of Section 7.2.1(b) above;

(b) FiOS TV, including Verizon or its Affiliates’ multiscreen electronic-sell-through/rental transaction video business now known as “FlexView” to the extent any such “FlexView” service, purchase or rental transaction takes place through any FiOS TV branded screen function, application or “app” for authenticated FiOS customers;

(c) Linear content provided by (i) Verizon or (ii) Verizon or any Affiliate to the extent such linear content is provided as part of FiOS TV;

(d) Verizon or its Affiliates’ Video Distribution Management System (which includes the provision of wholesale content aggregation, storage and delivery services, but does not include a digital video distribution service whereby video content from multiple programming sources is licensed and aggregated together in one or more tiers or packages and offered directly to customers on a streaming and/or download basis over an Internet Network), except only to the extent expressly licensed or otherwise provided to the Company by Verizon pursuant to a separate license and/or services agreement, and then subject only to the terms of such agreement; and

(e) Verizon Wireless video applications, services or offerings (including without limitation, (i) the video-on-demand service formerly known as “V Cast,” and (ii) Verizon or its Affiliates’ multiscreen electronic-sell-through/rental transaction video business now known as “FlexView” to the extent any such “FlexView” service, purchase or rental transaction takes place through any Verizon Wireless branded screen function, application or “app” for authenticated Verizon Wireless customers).

ARTICLE 8.

INTERESTS AND TRANSFERS OF INTERESTS

8.1 Transfers and Encumbrances. For the first five (5) years following the commencement of the Company, no Member may (a) withdraw as a Member of the Company, or (b) Transfer or create an Encumbrance with respect to all or any portion of its Membership Interest or Economic Interest, except with respect to Transfers to a Permitted Transferee of the transferring Member or as otherwise mutually agreed upon by a Supermajority in Interest. After the fifth anniversary of the commencement of the Company, a Member may Transfer or create an Encumbrance with respect to all or any portion of its Membership Interest or Economic Interest; provided, however, that such Transfer or Encumbrance shall be subject to and comply with the provisions of Section 8.3 and Section 8.7. If a Member transfers all or any portion of its Interest (or any beneficial interest therein) pursuant to this Article 8, the transferee of any such permitted Transfer shall receive the transferred Interest (or beneficial interest therein) subject to all terms and conditions applicable to the transferred Interest prior to such Transfer (including, without limitation, Section 3.5 and Section 3.8). To the fullest extent permitted by law, any purported Transfer or Encumbrance which is not in accordance with, or subsequently violates, this Agreement shall be null and void.

8.2 Substitute Members. Prior to a Transfer of an Interest by a Member, the Member transferring such Interest shall provide written notice to the non-transferring Member at least 30 days in advance of such Transfer to the other Member specifying, among other things, the Percentage Interest to be Transferred. Upon receiving a Member’s Transferred Interest, the transferee shall become a Substitute Member. As a condition to being admitted to the Company, each Substitute Member shall execute an agreement to be bound by the terms and conditions of this Agreement without qualification. Upon its execution of such an agreement to be bound by the terms and conditions of this Agreement and any other instruments required by the Board of Managers, each such Substitute Member shall be deemed admitted to the Company as a Member of the Company; provided however, that those Substitute Members who only receive Economic Interest as its Transferred Interest shall be deemed admitted only as a Non-Managing Member.

8.3 Further Restrictions. Notwithstanding any contrary provision in this Agreement and to the fullest extent permitted by law, any otherwise permitted Transfer shall be null and void (unless this provision is waived in writing by all Members) if:

(a) such Transfer is made to a Person listed in Schedule 2.76 (Restricted Parties);

(b) such Transfer may cause a termination of the Company for federal or state, if applicable, income tax purposes, unless the other Members of the Company are compensated by the Member Transferring such interest for any tax detriment (on a net present value basis) realized by such other Member as a result of the termination;

(c) such Transfer may cause the Company to cease to be classified as a partnership for federal or state income tax purposes;

(d) such Transfer may require the registration of such Transferred Interest pursuant to any applicable federal or state securities laws;

(e) such Transfer may cause the Company to become a “Publicly Traded Partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code;

(f) such Transfer may cause the Company to fail to meet the “private placement” safe harbor, or any other safe harbor from treatment as a “publicly traded partnership” selected by the Board of Managers, as described in Treasury Regulations Section 1.7704-1;

(g) such Transfer may involve Interests being traded on an “established securities market” or a “secondary market or the substantial equivalent thereof” as those terms are defined in Treasury Regulations Section 1.7704-1 (in addition, such Transfers shall not be “recognized” (as that term is defined in Treasury Regulations Section 1.7704-1(d)(2)) by the Company);

(h) such Transfer may subject the Company or its Members to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;

(i) such Transfer may result in a violation of applicable laws;

(j) such Transfer is made to any Person who may lack the legal right, power or capacity to own such Interest; or

(k) the Company does not receive written instruments (including, without limitation, copies of any instruments of Transfer and such transferee’s consent to be bound by this Agreement) that are in a form satisfactory to the Members.

8.4 Admissions and Withdrawals. No Person shall be admitted to the Company (i) as an Additional Member except in accordance with Section 3.4 (in the case of Persons obtaining an Interest in the Company directly from the Company) or (ii) as a Substitute Member except in accordance with Section 8.2. No Member shall be entitled to retire or withdraw from being a Member of the Company except (i) in accordance with Section 8.6, or (ii) with the consent of all of the other Members, which consent may be given or withheld in each Member’s sole discretion. No admission or withdrawal of a Member shall, in and of itself, cause the dissolution of the Company. To the maximum extent permitted by law, any purported admission or withdrawal of a Member which is not in accordance with this Agreement shall be null and void.

8.5 Interest Upon Withdrawal of Member. If any Member is permitted to withdraw from the Company, and does withdraw from the Company (other than a withdrawal pursuant to Section 8.6), such withdrawing Member shall only be entitled to receive the benefits of its Economic Interest. Notwithstanding the foregoing, the Company shall have the right to withhold from, and set off against, the Economic Interest of any withdrawing Member such damages as the Board of Managers may reasonably determine was suffered by the Company and/or its Members in connection with the matter(s) or event(s) resulting in such withdrawal.

8.6 Withdrawal of Members. If a Member has Transferred all of its Membership Interest to one or more Substitute Member(s) as and to the extent permitted pursuant to this Agreement, then such Member shall withdraw from the Company.

8.7 Right of First Refusal.

8.7.1 Grant. Each Member hereby unconditionally and irrevocably grants to the other Member(s) a right of first refusal (the “Right of First Refusal”) to purchase all or any portion (subject to the terms of this Section 8.7) of Interests that such Member (the “Initiating Member”) may propose to Transfer in a Transfer that is approved pursuant to Section 8.1 at the same price and on the same terms and conditions as those offered to the prospective transferee pro rata in accordance with each Member’s Percentage Interest (excluding from calculation of Percentage Interest for these purposes the Percentage Interest of the Initiating Member).

8.7.2 Notice. Each Initiating Member must deliver a proposed transfer notice to the Company and each Member not initiating the proposed Transfer (the “Non-Initiating Members”) not later than thirty (30) days prior to the consummation of such Transfer. Such proposed transfer notice shall contain the material terms and conditions of the proposed Transfer and the identity of the prospective transferee. The Non-Initiating Members must exercise their Right of First Refusal under this Section 8.7.2 by giving notice to the Initiating Investors within fifteen (15) days after delivery of the proposed transfer notice. Each Non-Initiating Member who elects to exercise their Right of First Refusal under this Section 8.7.2 to purchase Interests from the Initiating Member must purchase no less than its pro rata share of such Interests.

8.7.3 Undersubscription of Interests. If options to purchase have been exercised by the Non-Initiating Members with respect to some but not all of the Interests to be transferred by the end of the fifteen (15)-day period specified in the last sentence of Section 10.8 (the “Notice Period”), then the Initiating Members shall, immediately after the expiration of the Notice Period, send written notice to those Non-Initiating Members who fully exercised their options within the Notice Period (the “Exercising Members”) and the Company. Each Exercising Member shall have an additional option to purchase all or any part of the balance of any such remaining Interests on the terms and conditions set forth in the proposed transfer notice. To exercise such option, a Non-Initiating Member must deliver a notice to the Initiating Member and the Company within ten (10) days after the expiration of the Notice Period. In the event there are two or more such Exercising Members that choose to exercise the last-mentioned option in excess of the Interests available, the remaining Interests available for purchase under this Section 8.7.3 shall be allocated to such Exercising Members pro rata based on the Interests such Exercising Members have elected to purchase. If the options to purchase the remaining Interests are exercised in full by the Exercising Members, the Initiating Members shall immediately notify all of the Exercising Members of that fact. If the options to purchase the remaining Interests are not exercised in full after the procedures set forth in this Section 8.7.3, the Company shall have the option to purchase any remaining Interests on the same terms and conditions as those offered to the prospective transferee.

8.7.4 Closing. The closing of the purchase of Interests by the Non-Initiating Members shall take place, and all payments from the Non-Initiating Members shall have been delivered to the Initiating Member, by the later of (i) the date specified in the proposed transfer notice as the intended date of the proposed investor transfer and (ii) sixty (60) days after delivery of the proposed transfer notice.

8.7.5 Exempt Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 8.7 shall not apply to (i) any Transfer to the transferring Member’s Permitted Transferee(s), (ii) any transfer or transfers to another Member, or (iii) any pledge of Interests made pursuant to a bona fide loan transaction that creates a mere security interest, provided, however, that in the event of any Transfer made pursuant to one of the exemptions above (A) the transferring Member shall inform the Board of Managers of such pledge, transfer or gift prior to effecting it and (B) the pledgee, transferee or donee shall enter into a written agreement to be bound by and comply with all provisions of this Agreement.

8.7.6 Termination. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 8.7 shall terminate upon the date that is sixty (60) days after the ninth (9th) anniversary of the date of this Agreement and shall thereafter be of no further force and effect.

8.8 Conversion of Membership Interest. Upon the dissolution, Bankruptcy or termination (other than by merger or consolidation) of a Member, such Member’s Membership Interest shall automatically be converted to an Economic Interest only, and such Member (or its executor, administrator, trustee or receiver, as applicable) shall thereafter be deemed a Non-Managing Member for all purposes hereunder, with such Economic Interest, but without any other rights of a Member.

8.9 Change in Ownership.

8.9.1 For purposes of this Agreement, a “Change in Ownership” of a Member shall be deemed to have occurred when (i) any Person that is not the ultimate parent company that controls such Member (“Parent Entity”) or a wholly owned subsidiary of such parent entity (an “Unaffiliated Entity”), shall acquire (whether by merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or series of related transactions), or otherwise beneficially own or control 50% or more of the outstanding voting power of such Member or any Person (other than the Parent Entity of such Member unless the Fair Market Value of the Membership Interests held directly or indirectly by such Parent Entity represent more than 90% of the Fair Market Value of the Parent Entity) which, directly or indirectly, through the ownership of one or more majority-owned successive subsidiary entities, owns more than 50% of the outstanding voting power of or controls such Member (a “Control Entity”), (ii) an Unaffiliated Entity, or group or persons acting in concert therewith, shall acquire the power to direct or cause the direction of the management and policies of such Member or a Control Entity thereof, or (iii) the Parent Entity of such Member shall otherwise cease to beneficially own or control a majority of the voting power of any Member or a Control Entity thereof; provided, however, that no IPO Event with respect to a Member or a Control Entity shall constitute a Change in Ownership for purposes of this Agreement, so long as (A) the Member or a Control Entity that is subject to the IPO Event provides an opinion of nationally recognized securities law counsel to the effect that such entity is not an Investment Company required to be registered under the Investment Company Act of 1940 or any regulations promulgated thereunder; and (B) the entity which is the subject of the IPO Event owns the Redbox brand and will continue to operate the kiosk-based DVD/Blu-ray rental business.

8.9.2 Any Change in Ownership of a Member shall be deemed for all purposes hereof to be a proposed Transfer of the Membership Interest of such Member and such Membership Interest shall be deemed to be a Transferred Interest, the Transfer of which shall be subject to all of the terms and conditions set forth in Article 8 hereof, except that the purchase price of the Transferred Interests, for purposes of application of Section 8.7, shall be the Fair Market Value of the Membership Interest of the Member experiencing a Change in Ownership. In the event that such Change in Ownership is permitted hereunder, and the Transferred Interest is not purchased pursuant to Section 8.7, then any Unaffiliated Entity effecting such Change in Ownership, shall, by a binding written instrument which shall be enforceable by the Company and the other Members, assume all obligations and liabilities hereunder of the Member which is the subject of such Change in Ownership.

8.10 Put and Call Rights.

8.10.1 Put Right.

(a) Generally. Redbox shall have the annual option, commencing the fifth (5th) anniversary of the date of this Agreement, (the “Put Right Date”), and continuing on each anniversary of the Put Right Date thereafter, exercisable in accordance with this Section 8.10, to cause Verizon to purchase (or at Verizon’s sole discretion, to cause the Company to redeem) all, but not less than all, of Redbox’s Interest, in exchange for a cash payment equal to the Put Price (the “Put Right”).

(b) Manner of Exercise. Redbox may exercise the Put Right by delivering written notice of the same (the “Put Notice”) to Verizon and the Company within 30 days after the applicable anniversary of the date of this Agreement as described in subsection (a) above. Upon delivery of the Put Notice, Redbox’s exercise of the Put Right shall be irrevocable and Redbox shall be required to sell or permit the redemption of its Interest to Verizon (or, at Verizon’s option, to the Company, as the case may be) unless otherwise agreed by Verizon.

(c) Put Price. The “Put Price” shall be equal the Fair Market Value of Redbox’s Interest after taking into account the cost of replacement of any assets of Redbox utilized by the Company that will no longer be available after Redbox’s withdrawal from the Company (whether or not after a transition or other similar period); provided, however, that for the purposes of this Section 8.10.1, the initial time period in the definition of Fair Market Value for Verizon and Redbox to seek to reach agreement regarding value shall be forty-five (45) days; and provided further, that if the Members do not agree on value within such forty-five (45) day period, then an appraiser shall be selected as provided for in the definition of Fair Market Value and each of Verizon and Redbox shall submit to the appraiser its respective valuation figure for the Put Price, following which the appraiser shall within 45 days of the appraiser’s selection or appointment determine the Put Price based on the Fair Market Value of Redbox’s entire Interest (the “Appraised Put Value”), and the Appraised Put Value as determined by the appraiser shall become the actual Put Price, unless the Appraised Put Value is outside of the range of the valuation figures for the Put Price proposed by Verizon and Redbox, in which case the Put Price proposed by Verizon or Redbox which is the closest to the Appraised Put Value shall become the actual Put Price, binding on all parties. All costs of the independent appraiser shall be borne equally by Verizon and Redbox.

(d) Payment. Verizon shall have a period of up to thirty (30) days after the date on which the Put Price is determined pursuant to paragraph (c) above to pay (or cause the Company to pay) the Put Price to Redbox in cash by wire transfer of immediately available funds.

(e) Assignment. Verizon may assign to any Person its rights and obligations under this Section 8.10.1, without the prior consent of any Person; provided, however, that Verizon shall not be released of its obligations hereunder as a result of any such assignment without the written consent of Redbox to such release.

8.10.2 Call Right.

(a) Generally. Verizon shall have the annual option, commencing on the seventh (7th) anniversary of the execution of this Agreement (except that if Redbox’s Percentage Interest is at or less than the Anti-Dilution Floor and thereafter Redbox elects not to participate in any Voluntary Capital Contributions, then commencing on the fifth (5th) anniversary of the execution of this Agreement) and continuing on each such anniversary thereafter, exercisable in accordance with this Section 8.10.2, to purchase all, but not less than all, of Redbox’s Interest, in exchange for a cash payment equal to the Call Price (the “Call Right”).

(b) Manner of Exercise. Verizon may exercise the Call Right by delivering written notice of the same (the “Call Notice”) to Redbox on any business day within the period described in subsection (a) above, specifying the date on which the purchase is to be made (which date shall be no less than 90 days after the date of the Call Notice unless otherwise agreed by Redbox). Upon delivery of the Call Notice, Verizon’s exercise of the Call Right shall be irrevocable and Verizon shall be required to purchase Redbox’s Interest unless otherwise agreed by Redbox.

(c) Call Price. The “Call Price” shall be equal the Fair Market Value of Redbox’s Interest after taking into account the cost of replacement of any assets of Redbox utilized by the Company that will no longer be available after Redbox’s withdrawal from the Company (whether or not after a transition or other similar period) ; provided, however, that for the purposes of this Section 8.10.2, the initial time period in the definition of Fair Market Value for Verizon and Redbox to seek to reach agreement regarding value shall be forty-five (45) days; and provided further, that if the Members do not agree on value within such forty-five (45) day period, then an appraiser shall be selected as provided for in the definition of Fair Market Value and each of Verizon and Redbox shall submit to the appraiser its respective valuation figure for the Call Price, following which the appraiser shall within 45 days of the appraiser’s selection or appointment determine the Call Price based on the Fair Market Value of Redbox’s entire Interest (the “Appraised Call Value”), and the Appraised Call Value as determined by the appraiser shall become the actual Call Price, unless the Appraised Call Value is outside the range of the valuation figures for the Call Price proposed by Verizon and Redbox, in which case the Call Price proposed by Verizon or Redbox which is the closest to the Appraised Call Value shall become the actual Call Price, binding on all parties. All costs of the independent appraiser shall be borne equally by Verizon and Redbox.

(d) Payment. Verizon shall have a period of up to thirty (30) days after the date on which the Call Price is determined pursuant to paragraph (c) above to pay (or cause the Company to pay) the Call Price to Redbox in cash by wire transfer of immediately available funds.

(e) Assignment. Verizon may assign to any Person its rights and obligations under this Section 8.10.2, without the prior consent of any Person; provided, however, that Verizon shall not be released of its obligations hereunder as a result of any such assignment without the written consent of Redbox to such release.

8.11 Early Put or Withdrawal.

8.11.1 If either (a) the Company does not have, as of the Event Measurement Date, total Subscribers in an amount equal to or greater than the Subscriber Threshold, or (b) the Public Launch Date does not occur on or prior to December 31, 2012, then during the forty five (45) day period commencing at the Event Measurement Date or December 31, 2012, as applicable, Redbox may give notice to Verizon of its intent to withdraw as a Member of the Company. During the fifteen (15) day period following delivery of such notice, the Members will discuss alternatives to withdrawal provided that neither Member is obligated to enter into any further agreements or to withdraw or modify its notice.

8.11.2 Verizon shall have the option, to be exercised in its sole discretion by notice delivered not later than fifteen (15) days following the end of the discussion period, to either (a) purchase Redbox’s Interest at the Put Price (determined as provided in Section 8.10.1(c)), or (b) elect to liquidate and dissolve the Company. If all Members provide notice to the other Members then such notice shall be deemed to be a mutual election to liquidate and dissolve the Company.

8.11.3 In the event that the Company is liquidated or dissolved pursuant to this Section 8.11, then the Members shall have the right to receive any non-cash assets contributed by such Member as a part of the payment of the dissolution distribution, as follows: (a) such Member shall provide written notice of its election to receive such non-cash assets to the Company and other Member(s) at the time of making such election to liquidate, (b) the value of such assets shall be the applicable Gross Asset Value pursuant to the terms of this Agreement, and (c) if the Gross Asset Value applicable to such asset exceeds the applicable distribution due to such Member in the event of a dissolution then the Member shall contribute to the Company cash in the amount of such difference prior to the distribution of such asset.

ARTICLE 9.

DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

9.1 Limitations. The Company may be dissolved, liquidated, and terminated and have its affairs wound up only pursuant to the provisions of this Article 9, and, to the fullest extent permitted by law, the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

9.2 Exclusive Causes. Notwithstanding the Act, the following and only the following events shall cause the Company to be dissolved, liquidated, and terminated:

(a) the occurrence of the sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Company;

(b) the decisions of Members by an Applicable Approval Level;

(c) judicial dissolution; or

(d) at any time there are no Members of the Company unless the business of the Company is continued in accordance with the Act.

Any purported dissolution of the Company other than as provided in this Section 9.2 shall be in contravention of this Agreement.

9.3 Effect of Dissolution. The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up and its assets have been distributed as provided in Section 9.5 of this Agreement and its Certificate has been cancelled by the filing of a certificate of cancellation with the Office of the Delaware Secretary of State. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

9.4 No Capital Contribution Upon Dissolution. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, its Capital Contribution thereto, its Capital Account and its share of Net Income or Net Loss, and shall have no recourse therefore (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other person for any purpose whatsoever.

9.5 Liquidation.

9.5.1 Upon dissolution of the Company, the Company shall thereafter engage in no further business other than that which is necessary to wind up the business, and the Board of Managers shall act as the “Liquidator” of the Company. Subject to a Member’s election to receive an in kind distribution of such Member’s Member Contributed Assets, the Liquidator shall liquidate the assets of the Company, and after allocating (pursuant to Article 5 of this Agreement) all income, gain, loss and deductions resulting therefrom, shall apply and distribute the proceeds as follows:

(a) First, to the satisfaction (whether by the payment or the making of reasonable provision for payment thereof) of the obligations of the Company, including the expenses of liquidation, and

(b) Thereafter, to the Members in accordance with their positive balances in their respective positive Capital Accounts, determined after taking into account all Capital

Account adjustments for the Company taxable year during which such liquidation occurs (other than those made as a result of the distributions set forth in this Section 9.5.1(b)), by the end of the taxable year in which such liquidation occurs or, if later, within 90 (ninety) days after the date of the liquidation.

9.5.2 Notwithstanding Section 9.5.1 of this Agreement, in the event that the Board of Managers determines that an immediate sale of all or any portion of the Company assets would cause undue loss to the Members, the Board of Managers, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any Company assets except those necessary to satisfy the Company’s debts and obligations, or, subject to the priorities set forth in Section 9.5.1 of this Agreement, distribute the Company assets to the Members in kind.

ARTICLE 10.

MISCELLANEOUS

10.1 Appointment of Board of Managers as Attorney-in-Fact.

10.1.1 Each Member, including each Additional Member and each Substitute Member, by its execution of this Agreement, irrevocably constitutes and appoints the Board of Managers as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:

(a) all certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, which the Board of Managers deems appropriate to form, qualify, continue or otherwise operate the Company as a limited liability company (or other entity in which the Members will have limited liability comparable to that provided in the Act), in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Board of Managers, necessary or desirable to protect the limited liability of the Members;

(b) except if the consent of a Member is required pursuant to Section 10.2.2, all amendments to this Agreement adopted in accordance with the terms hereof, and all instruments which the Board of Managers deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement; and

(c) all conveyances of Company assets, and other instruments which the Board of Managers deems necessary in order to complete a dissolution and termination of the Company pursuant to this Agreement.

10.1.2 The appointment by all Members of the Board of Managers as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Board of Managers to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the dissolution, Bankruptcy or termination (other than by merger or consolidation) of any Member hereby giving such power.

10.2 Amendments.

10.2.1 Each Additional Member and Substitute Member shall become a signatory hereto by signing such number of counterpart signature pages to this Agreement, a power of attorney to the Board of Managers, and such other instruments, in such manner, as the Board of Managers shall determine. By so signing, each Additional Member and each Substitute Member shall be deemed to have adopted and to have agreed to be bound by all of the provisions of this Agreement.

10.2.2 In addition to amendments specifically authorized herein, amendments may be made to this Agreement from time to time by the Board of Managers, without the consent of any Member: (a) to delete or add any provision of this Agreement required to be so deleted or added by any federal or state official, which addition or deletion is deemed by such official to be for the benefit or protection of all of the Members; and (b) to take such actions as may be necessary (if any) to insure that the Company will be treated as a partnership for federal income tax purposes. In addition, no amendment to this Agreement shall apply to a Member without the consent of such Member to the extent that such amendment would (i) modify the limited liability of such Member, (ii) materially and adversely affect the interest of such Member in Net Income, Net Loss or Available Assets (other than to reflect the admission of an Additional Member), (iii) impose a new material obligation on such Member or materially and disproportionately alter the rights of such Member, (iv) expand the scope or duration of Section 7.2 (Exclusivity) as applicable to such Member, (v) increase the Mandatory Capital Contributions Cap or Supplemental Capital Contributions Cap as applicable to such Member, or (vi) modify this Section 10.2. In addition, the following amendments shall require the consent of all Members of the LLC: (A) modify the definition of the Business Purpose, or (B) modify Schedule 2.76 (Restricted Parties) to the extent such amendment would expand the list of entities by name or category.

10.2.3 Except as otherwise provided in Section 10.2.2, all amendments of this Agreement shall require the approval of a Supermajority in Interest of the Members.

10.2.4 In making any amendments, there shall be prepared and filed by, or for, the Board of Managers such documents and certificates as may be required under the Act and under the laws of any other jurisdiction applicable to the Company.

10.3 Member Representations and Warranties. Each Member (solely on behalf of itself and not with respect to any other Member) hereby represents, warrants, covenants and acknowledges as follows:

10.3.1 Status. Such Member is duly incorporated, organized or formed (in the event such Member is not a corporation), validly existing and in good standing under the laws of its state or country of incorporation, organization or formation (as the case may be). Such Member has the requisite power and authority to own its property and to carry on its business as now conducted, to the extent material to its rights and obligations under this Agreement.

10.3.2 Authority. Such Member has the requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder in accordance with the terms and provisions hereof. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action, corporate or otherwise, on the part of such Member. This Agreement constitutes the legally valid and binding obligation of such Member, enforceable against it in accordance with its terms, except as enforceability may be affected by (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors; (b) the effect of general principles of equity and the limitation of certain remedies by certain equitable principles of general applicability; and (c) the fact that the rights to indemnification hereunder may be limited by federal or state securities laws.

10.3.3 No Breach or Default. The execution, delivery and performance by such Member of this Agreement and the transactions contemplated hereby will not constitute a material breach of any term or provision of, or a material default under (a) any outstanding indenture, mortgage, loan agreement or other similar contract or agreement to which such Member or any of its Affiliates is a party or by which it or any of its Affiliates or its or their property is bound; (b) its certificate or articles of incorporation or bylaws or other governing documents; (c) any material applicable law, rule or regulation; or (d) any material order, writ, judgment or decree having applicability to it.

10.3.4 Consents and Approvals. All material consents, licenses, approvals and authorizations, if any, and all material filings and registrations, required from any governmental body, authority, bureau or agency for or on the part of such Member or any of its Affiliates in connection with its execution and delivery of this Agreement and its contributions to the capital of the Company have been obtained on or prior to the date hereof.

10.3.5 Access to Funds. Such Member has access to immediate and sufficient funds for purposes of making full and timely Capital Contributions to meet the Mandatory Capital Contributions Cap.

10.4 Accounting and Fiscal Year. Subject to Code Section 448, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Board of Managers. The fiscal year of the Company shall end on December 31 of each year, or on such other date permitted under the Code as the Board of Managers shall determine.

10.5 Meetings. At any time, and from time-to-time, the Board of Managers may, but shall not be required to, call meetings of the Members. Written notice of any such meeting shall be given to all Members not less than three (3) nor more than forty-five (45) days prior to the date of such meeting. Each meeting of the Members shall be conducted by the Board of Managers or any designee thereof. Each Member may authorize any other Person (whether or not such other Person is a Member) to act for it or on its behalf on all matters in which the Member is entitled to participate. Each proxy must be signed by the Member or such Member’s attorney-in-fact. All other provisions governing, or otherwise relating to, the holding of meetings of the Members, shall from time-to-time be established in the sole discretion of the Board of Managers.

10.6 Entire Agreement. This Agreement, together with the Ancillary Agreements and exhibits and schedules hereto and thereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof. In the event of any inconsistency between any provision of this Agreement and any Ancillary Agreement then the terms and conditions of this Agreement shall control.

10.7 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

10.8 Notices. Any notice, consent, payment, demand, approval or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, or (b) sent by email or registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, to the Company at the address set forth in Section 1.3 hereof, or to such other address as the Company may from time-to-time specify by notice to the Members; if to a Member, to such Member at the address set forth in Exhibit A, or to such other address as such Member may from time-to-time specify by notice to the Company. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon confirmation of receipt, if sent by email, or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

10.9 Tax Matters. Verizon shall be designated and shall operate as “Tax Matters Partner” (as defined in Code Section 6231), to oversee or handle matters relating to the taxation of the Company. The Member designated as “Tax Matters Partner” may make all elections for federal income and all other tax purposes (including, without limitation, pursuant to Section 754 of the Code). Income tax returns of the Company shall be prepared, at the expense of the Company, by a nationally recognized independent (as defined pursuant to the rules of the American Institute of Certified Public Accountants) accounting firm of national repute retained in good faith by Verizon.

10.10 Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

10.11 Construction. Each party acknowledges and agrees that (i) it has participated in the drafting of this Agreement; (ii) any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement or any provision hereof; and (iii) no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.12 Interpretation. Any titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as appropriate.

10.13 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an Interest in the Company.

10.14 Severability. In the event that any provision (or portion thereof) of this Agreement conflicts with applicable law or if any provision is held to be null, void, unenforceable or otherwise ineffective or invalid by a court of competent jurisdiction, then (i) such provision (or portion thereof as applicable) will be deemed to be restated to reflect as nearly as possible the original intentions of the Members in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect.

10.15 Confidentiality. Each party hereto agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Company shall be confidential, and shall not be disclosed or otherwise released to any other Person (other than another party hereto), without the written consent of all Members. The obligations of the parties hereunder shall not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable law, provided, however, that: (a) prior to disclosing such confidential information, a party shall notify the Company thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed; and (b) such party shall, if requested by the Company, provide reasonable cooperation with the Company to protect the continued confidentiality thereof. The provisions of this Section 10.15 shall survive: (i) a Member’s ceasing to be a member of the Company for any reason, and (ii) the dissolution and/or termination of the Company.

10.16 Interpretation. All references herein to Articles, Sections, subparagraphs, Exhibits and addenda shall be deemed to be references to Articles, Sections and subparagraphs of, and Exhibits and addenda to, this Agreement unless the context shall otherwise require. All Exhibits and addenda attached hereto shall be deemed incorporated herein as if set forth in full herein. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The words “date hereof” shall refer to the date set forth on the cover page of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time-to-time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

10.17 No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or be enforceable by any creditor of the Company or by any creditor of any Member. This Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto and, solely with respect to the provisions of Section 6.9, each Indemnitee and each other indemnified Person addressed therein.

10.18 No Right of Offset. No Member will assert (nor will permit its Affiliates to assert) any right of offset against any other Member or such other Member’s Affiliates for any normal trade activity except to the extent otherwise specifically permitted herein.

10.19 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto. Delivery of a copy of an executed counterpart of a signature page to this Agreement by electronic means (e.g., facsimile or email) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20 Jurisdiction / Waiver of Jury Trial. Each Member hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in New York City, NY, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein. The Members hereby irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Any final judgment against a Member in any proceedings will be conclusive and binding upon such Member and may be enforced against such Member in the courts of any other jurisdiction. Each Member’s obligation under this paragraph will survive the dissolution, liquidation and winding up of the Company. EACH MEMBER HEREBY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY MEMBER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.21 Injunctive Relief and Enforcement. In the event of a breach by a Member of the terms of this Agreement, the Company or the other Members shall be entitled to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by such Member and to enjoin such Member from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Each Member acknowledges that money damages for any breach by such Member of the provisions of this Agreement (including without limitation obligations regarding confidentiality, exclusivity and contributions to be made hereunder) would not be a sufficient remedy for any breach of this Agreement by such Member and that in addition to all other remedies the Company and the non-breaching Members shall be entitled to specific performance and injunctive or other equitable relief for any such breach.

10.22 Survival. The agreements of the Company and Members contained in Section 6.9 and in Sections 10.10 through 10.22 shall survive the termination of this Agreement.

10.23

LIMITED LIABILITY COMPANY AGREEMENT OF

VERIZON VENTURES V LLC

(to be renamed “Verizon and Redbox Digital Entertainment Services, LLC”)

IN WITNESS WHEREOF, the undersigned has caused this counterpart signature page to the Limited Liability Company Agreement of VERIZON VENTURES V LLC (to be renamed “Verizon and Redbox Digital Entertainment Services, LLC”), to be duly executed as of the date first above written.

Verizon Ventures IV LLC

By:	/s/ Jeffrey Noto
Name:	Jeffrey Noto
Title:	Vice President and Chief Financial Officer

Redbox Automated Retail, LLC

By:	/s/ J. Scott Di Valerio
Name:	J. Scott Di Valerio
Title:	Interim President

SIGNATURE PAGE OF LLC OPERATING AGREEMENT

EXHIBIT A

MEMBERS

Name	Address	Percentage Interest
Verizon Ventures IV LLC	140 West Street New York, NY 10007	65%

Redbox Automated Retail, LLC	1 Tower Ln Suite 900 Oakbrook Terrace, IL 60181	35%

A-1

EXHIBIT B

ADDRESS AND REGISTERED AGENT

As of the date of this Agreement, the address of the registered office of the Company in the State of Delaware is: The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801

The Company’s registered agent for service of process at such address is The Corporation Trust Company.

B-1